Exhibit 10.1

Confidential Treatment Requested

Confidential portions of this document have been redacted and have been separately filed with the Commission

LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

between

Vertex Pharmaceuticals Incorporated

and

Mitsubishi Pharma Corporation

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission

TABLE OF CONTENTS

ARTICLE I — DEFINITIONS		1

ARTICLE II — LICENSE		9

2.1	Grant to MITSUBISHI	9
2.2	Competing Product	10
2.3	Grant to VERTEX	10
2.4	Transfer of Know-How	11
2.5	No Implied Rights	11

ARTICLE III — DEVELOPMENT		11

3.1	Joint Development Committee	11
3.2	Development Plans	13
3.3	Development Costs	15
3.4	[***]	16
3.5	Data Transfer	16
3.6	Regulatory Matters	18
3.7	Conduct of the Development Activities	19
3.8	Ownership of Technology	20

ARTICLE IV — MANUFACTURE AND SUPPLY		20

4.1	Supply of Bulk Drug Substance and Drug Product for Development	20
4.2	Supply of Bulk Drug Substance and Drug Product for Commercial Purposes	21
4.3	Limitation on Supply Obligation	21
4.4	Second Source of Supply for Bulk Drug Substance	22
4.5	Manufacturing Technology	22
4.6	Packaging	22

ARTICLE V — COMMERCIALIZATION		23

5.1	Global Marketing and Sales	23
5.2	Co-Labeling	23
5.3	Trademarks	23
5.4	Due Diligence	23

ARTICLE VI — PAYMENTS		24

6.1	License Fee	24
6.2	Milestone Payments by MITSUBISHI	24
6.3	Commercial Supply of Drug Product	26
6.4	Production of Bulk Drug Substance by MITSUBISHI	26
6.5	Royalties on Net Sales of Drug Product; Sales Reports	27
6.6	Withholding Tax	29
6.7	Currency of Payment	29

ARTICLE VII — TECHNOLOGY		30

7.1	Ownership	30
7.2	Patent Procurement and Maintenance	30
7.3	Costs	31

i

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission

7.4	Infringement Claims by Third Parties	32
7.5	Infringement Claims against Third Parties	33
7.6	Patent Term Extensions	34

ARTICLE VIII — REPRESENTATIONS AND WARRANTIES		34

8.1	Representations and Warranties of VERTEX	34
8.2	Representations and Warranties of MITSUBISH	35

ARTICLE IX — CONFIDENTIALITY		35

9.1	Undertaking	35
9.2	Exceptions	37
9.3	Publicity	37
9.4	Survival	38

ARTICLE X — DISPUTE RESOLUTION		38

10.1	Governing Law and Jurisdiction	38
10.2	Dispute Resolution Process	38

ARTICLE XI — TERM AND TERMINATION		39

11.1	Term	39
11.2	Termination for Cause	40
11.3	Termination for Bankruptcy	40
11.4	Termination by MITSUBISHI	40
11.5	Effect of Termination	41

ARTICLE XII — INDEMNIFICATION		42

12.1	Indemnification by VERTEX	42
12.2	Indemnification by MITSUBISHI	42
12.3	Claims Procedures	43
12.4	Limitation of Liability	44
12.5	Insurance	44

ARTICLE XIII — MISCELLANEOUS PROVISIONS		44

13.1	Waiver	44
13.2	Force Majeure	44
13.3	Registration of License	45
13.4	Severability	45
13.5	Government Acts	45
13.6	Government Approvals	45
13.7	Assignment; Successors and Assigns	46
13.8	Export Controls	46
13.9	Affiliates	46
13.10	Counterparts	47
13.11	No Agency	47
13.12	Notice	47
13.13	Headings	47
13.14	Entire Agreement	47
13.15	Rules of Construction	48

ii

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

THIS LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (the “Agreement”) is made and entered into as of June 11, 2004 between VERTEX PHARMACEUTICALS INCORPORATED (hereinafter “VERTEX”), a Massachusetts corporation with principal offices at 130 Waverly Street, Cambridge, MA 02139-4242, and MITSUBISHI PHARMA CORPORATION (hereinafter “MITSUBISHI”), a Japanese corporation with principal offices at 6-9, Hiranomachi 2-Chome, Chuo-ku, Osaka 541-0046, Japan.  VERTEX and MITSUBISHI are sometimes referred to herein individually as the “Party” and collectively as the “Parties”.

INTRODUCTION

WHEREAS, VERTEX has an ongoing antiviral drug discovery and development program targeting the hepatitis C virus (HCV) NS3 4A protease; and

WHEREAS, VERTEX’s discovery and development program has produced a clinical candidate known as VX-950 that is currently in late preclinical development and a back-up compound VX-905 (the “Compounds”); and

WHEREAS, MITSUBISHI wishes to obtain an exclusive license to develop and commercialize the Compounds in Japan and certain Asian countries, and VERTEX is willing to grant such a license, all on the terms and subject to the conditions set forth herein; and

NOW THEREFORE, in consideration of the foregoing premises, the mutual covenants set forth herein, and other good and valuable consideration, the Parties agree as follows:

ARTICLE I — DEFINITIONS

1.1                                    “Affiliate” shall mean, with respect to any Person, any other Person which controls, is controlled by, or is under direct or indirect common control with such Person.  The term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  Control will be presumed if one Person owns, either of record or beneficially, more than fifty percent (50%) of the voting stock of any other Person.

1.2                                    “Allocable Overhead” shall mean costs incurred by a party or for its account which are attributable to a party’s costs of supervisory services, occupancy, payroll, information

License, Development and Commercialization Agreement —Confidential

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

systems, human resources and purchasing, as allocated to company departments based on space occupied, headcount or activity-based methods, in all cases as determined by such party in accordance with its accounting standards, including International Accounting Standards (IAS) and Generally Accepted Accounting Principles (GAAP), applied on a consistent basis.  Without limitation, Allocable Overhead shall not include the costs of general corporate activities including, by way of example, executive management, investor relations, business development, legal and finance.

1.3                                    “Bulk Drug Substance” shall mean a Compound in bulk crystal, powder, solution or other form suitable for incorporation in a Drug Product, which if required in order to stabilize the Compound shall be formulated with stabilizing excipients.

1.4                                    “Combination Therapy” shall mean a therapy in which for full treatment efficacy a Drug Product is clinically and regulatorily required to be used together with one or more other anti-hepatitis C virus (HCV) agents, such as interferon products.

1.5                                    “Commercial Supply Agreement” shall have the meaning set forth in Section 4.2 hereof.

1.6                                    “Competing Product” shall mean any pharmaceutical product in finished dosage form that contains [***] (i) that falls within one or more of the claims of the published patent applications [***] in the Territory as of the Effective Date, or (ii) that falls within one or more of the claims of a patent application filed [***] having the priority date of [***].

1.7                                    “Completion” with respect to a Phase II Clinical Trial or a Phase III Clinical Trial shall mean the finalization of the final report with respect to such clinical trial.

1.8                                    “Compound” shall mean either of VX-950 or VX-905.

1.9                                    “Confidential Information” shall have the meaning set forth in Section 9.1.

1.10                             “Controlled” shall mean the legal authority or right of a party to grant a license or sublicense of intellectual property rights to another party, or to otherwise disclose proprietary or trade secret information to such other party, without breaching the terms of any agreement with a third party, misappropriating the proprietary or trade secret information of a third party or incurring any financial obligation or potential financial obligation to a third party.

1.11                             “Core Development Activities” shall mean:  [***]

1.12                             “Core Development Plan” shall have the meaning set forth in Section 3.2.3

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

hereof.

1.13                             “Core Development Costs” shall mean [***]

1.14                             “Development Supply Agreement” shall have the meaning set forth in Section 4.1 hereof.

1.15                             “Drug Product” shall mean a Compound in finished dosage form that is prepared from Bulk Drug Substance and is ready for administration to the ultimate consumer as a pharmaceutical product.

1.16                             “Effective Date” shall mean the effective date of this Agreement as set forth on the first page hereof.

1.17                             “FDA” shall mean the United States Food and Drug Administration.

1.18                             “Field of Use” shall mean the treatment of any human condition, disorder or disease.

1.19                             “First Commercial Sale” shall mean the first sale of a Drug Product by MITSUBISHI or an Affiliate or sublicensee of MITSUBISHI in a country in the Territory following Regulatory Approval of the Drug Product in that country, or if no such Regulatory Approval or similar marketing approval is required, the date upon which the Drug Product is first sold in such country by MITSUBISHI or an Affiliate or sublicensee of MITSUBISHI pursuant to a plan of commercial launch.

1.20                             “IND” shall mean the investigational new drug application relating to the Drug Product filed with the FDA pursuant to 21 C.F.R. Part 312, including any amendments thereto, and equivalent applications with similar requirements in countries other than the United States.

1.21                             “Indication” shall mean a generally acknowledged disease, disorder or condition, a significant manifestation of a disease, disorder or condition, or a symptom associated with a disease, disorder or condition for which use of a Drug Product is indicated, as would be identified in the Drug Product’s label under applicable regulations of a Regulatory Authority.

1.22                             “Infringement Claim” shall have the meaning set forth in Section 7.4.1 hereof.

1.23                             “Investigational Drug Product” shall have the meaning set forth in Section 4.1 hereof.

1.24                             “JDC” shall have the meaning set forth in Section 3.1 hereof.

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

1.25                             “Joint Know-How” shall have the meaning set forth in Section 7.1 hereof.

1.26                             “Joint Patents” shall have the meaning set forth in Section 7.1 hereof.

1.27                             “Joint Steering Committee” shall have the meaning set forth in Section 10.2.1 hereof.

1.28                             “Know-How” shall mean all data, technical information, know-how, inventions, discoveries, trade secrets, processes, techniques, materials, compositions, methods, formulas or improvements that relate to the research, development, manufacture, use, sale, offer for sale or import of any Bulk Drug Substance, Compound, or Drug Product; provided, however, that the term “Know-How” shall not include VERTEX’s proprietary and confidential drug discovery platform or techniques.

1.29                             “Manufacturing Cost” shall mean the total of all costs incurred by or on behalf of VERTEX related to the manufacture of a batch or lot of Bulk Drug Substance, Compound, Drug Product, Investigational Drug Product or placebo, including direct material and labor, quality assurance/quality control and analytical costs, depreciation, as well as applicable Allocable Overhead and Third-Party costs relating to manufacturing, shipping and handling, duty, and insurance.

1.30                             “MITSUBISHI Development Activities” shall mean all non-clinical and clinical activities performed by or on behalf of MITSUBISHI or its sublicensees in the Territory with respect to Bulk Drug Substance, a Compound and/or Drug Product, including non-clinical studies, clinical trials, formulation research, formulation development, process research, process development, manufacturing scale-up, analytical method development and validation, and regulatory activities, in order to obtain Regulatory Approval from a Regulatory Authority for marketing the corresponding Drug Product in the Territory for the Indications selected.

1.31                             “MITSUBISHI Development Plan” shall have the meaning set forth in Section 3.2.1 hereof.

1.32                             “MITSUBISHI Know-How” shall mean all Know-How Controlled by MITSUBISHI or any of its Affiliates, including any such Know-How invented, discovered or developed in the conduct of the MITSUBISHI Development Activities.

1.33                             “MITSUBISHI Patents” shall mean all Patents Controlled by MITSUBISHI or any of its Affiliates claiming Bulk Drug Substance, a Compound or a Drug Product, or a method of making or using Bulk Drug Substance, a Compound or a Drug Product, or an improvement

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

to the subject matter of a Patent covering any of the foregoing that would be infringed by the research, development, manufacture, use, sale, offer for sale or import of Bulk Drug Substance, Compound(s) or Drug Product.  As of the Effective Date, no MITSUBISHI Patents exist.  Schedule 1.33 hereto will be updated periodically to reflect additions thereto during the term of this Agreement.

1.34                             “MITSUBISHI Technology” shall mean all MITSUBISHI Patents and all MITSUBISHI Know-How.

1.35                             “Monotherapy” shall mean a therapy in which the Drug Product is used as a sole anti-hepatitis C virus (HCV) agent.

1.36                             “Net Sales” shall mean the aggregate amount obtained by totaling for all countries in the Territory where Drug Products were sold in a given calendar quarter the Net Sales Price or Prices in such country multiplied by the total number of units of Drug Products sold in such country at such Net Sales Price or Prices.

1.37                             “Net Sales Price” with respect to a Drug Product shall mean the gross amount invoiced in a given calendar quarter in a given country for such unit of the Drug Product sold to Third Parties in bona fide, arms-length transactions by MITSUBISHI and any MITSUBISHI Affiliate or its sublicensee, less (i) trade, quantity and/or cash discounts from the invoice price which are actually allowed or taken; (ii) freight, postage and insurance included in the invoice price; (iii) amounts repaid or credited by reason of rejection or return of goods or because of retroactive price reductions specifically identifiable to the Drug Product; (iv) amounts payable resulting from governmental (or agency thereof) mandated rebate programs; (v) Third-Party rebates to the extent actually allowed; (vi) invoiced custom duties and sales and use taxes (excluding income taxes), if any, actually paid and directly related to the sale; and (vii) any other specifically identifiable amounts included in the Drug Product’s invoice price that should be credited for reasons substantially equivalent to those listed above; all as determined in accordance with MITSUBISHI’s usual and customary accounting methods, which are in accordance with the Japanese equivalent of Generally Accepted Accounting Principles in the United States (GAAP), consistently applied.

(a)                                   In the case of any sale or other disposal of a Drug Product between or among MITSUBISHI and its Affiliates and sublicensees for resale, the Net Sales Price shall be calculated as above only on the value charged or invoiced on the first arm’s-length sale thereafter to a Third Party;

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(b)                                   In the case of any sale or other disposal for value, such as barter or counter-trade, of a Drug Product, or part thereof, other than in an arm’s-length transaction exclusively for money, the Net Sales Price shall be calculated as above on the higher of (i) the value of the consideration received for, or (ii) the fair market price of, the Drug Product in the country of sale or disposal;

(c)                                   If a Drug Product is sold in a finished dosage form containing the Drug Product in combination with one or more other active ingredients (a “Combination Product”), the Net Sales Price of the Drug Product, for the purposes of determining payments hereunder, shall be determined by multiplying the Net Sales Price (as defined above in this Section) of the Combination Product by [***]; and

(d)                                   In the case of any sale which is not invoiced, the Net Sales Price shall be calculated at the time of shipment or when the Drug Product is paid for, if paid for before shipment, based on the gross purchase price.

1.38                             “Patents” shall mean all existing Japanese and U.S. patents and patent applications; all patent applications hereafter filed in Japan or the United States, including any continuation, continuation-in-part, division, provisional or any substitute applications; any patent issued with respect to any such patent applications; any reissue, reexamination, renewal or extension (including any patent term extension or supplementary protection certificate) of any such patent; and any confirmation patent or registration patent or patent of addition based on any such patent; and all foreign counterparts of any of the foregoing.

1.39                             “Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

1.40                             “Phase I Clinical Trial” shall mean an initial human clinical trial conducted for inclusion in (i) that portion of the FDA submission and approval process which provides for initial trials of a Compound in a small number of subjects to establish the safety profile of the Compound and to collect initial data on its pharmacokinetics and pharmacological effects, as more fully defined in 21 C.F.R. § 312.21(a), and (ii) equivalent submissions with similar requirements in countries other than the United States.

1.41                             “Phase Ib Clinical Trial” shall mean an initial repeated dose, dose escalation Phase I Clinical Trial conducted in a small number of patients infected with the hepatitis C virus (HCV) to establish the safety profile of the Compound and to collect additional data on its pharmacokinetics and pharmacological effects, including antiviral activity.

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

1.42                             “Phase II Clinical Trial” shall mean a human clinical trial conducted for inclusion in (i) that portion of the FDA submission and approval process which provides for trials of a Compound on a limited number of patients for the purposes of collecting data on dosages, evaluating safety and collecting preliminary information regarding efficacy in the proposed therapeutic Indication, as more fully defined in 21 C.F.R. §312.21(b), and (ii) equivalent submissions with similar requirements in countries other than the United States.

1.43                             “Phase IIa Clinical Trial” shall mean an initial Phase II Clinical Trial in any therapeutic Indication that is designed to evaluate safety and to demonstrate a meaningful trend of efficacy in patients who have the disease or condition that the Compound is intended to treat.

1.44                        “Phase IIb Clinical Trial” shall mean a Phase II Clinical Trial in any therapeutic Indication that is designed to determine the doses to be used in the Phase III Clinical Trials and to evaluate the efficacy/safety properties of the Compound.

1.45                             “Phase III Clinical Trial” shall mean a human clinical trial conducted for inclusion in (i) that portion of the FDA submission and approval process which provides for the continued trials of a Compound on sufficient numbers of patients to generate safety and efficacy data to support Regulatory Approval in the proposed therapeutic Indication, as more fully defined in 21 C.F.R. § 312.21(c), and (ii) equivalent submissions with similar requirements in countries other than the United States.

1.46                             “Regulatory Approval” shall mean, with respect to any country, all authorizations by a Regulatory Authority or other appropriate governmental entity or entities necessary for commercial marketing and sale of a Drug Product in that country including, where applicable, approval of labeling, price, reimbursement and manufacturing.

1.47                             “Regulatory Authority” shall mean (i) the FDA or (ii) any regulatory body with similar regulatory authority in any other jurisdiction anywhere in the world.

1.48                             “Start” shall mean the first dosing of the first patient with respect to a Phase II Clinical Trial or Phase III Clinical Trial, or the starting date set forth in the final protocol for the applicable study with respect to non-clinical studies.

1.49                             “Territory” shall mean all countries identified on Schedule 1.49 hereto.

1.50                             “Third Party” shall mean any Person that is not a Party or an Affiliate of any Party.

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

1.51                             “Valid Patent Claim” shall mean either (i) a claim of an issued and unexpired Patent which has not lapsed, been revoked or abandoned or held permanently unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, reexamination, disclaimer or otherwise, or (ii) a claim of a pending patent application which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refilling of said application.

1.52                             “VERTEX Development Activities” shall mean all non-clinical and clinical activities performed by or on behalf of VERTEX or a VERTEX Licensee in the VERTEX Territory with respect to Bulk Drug Substance, a Compound, and/or Drug Product, including non-clinical studies, clinical trials, formulation research, formulation development, process research, process development, manufacturing scale-up, analytical method development and validation, and regulatory activities, in order to obtain Regulatory Approval from a Regulatory Authority for marketing the corresponding Drug Product in the VERTEX Territory for the Indications selected.  For the avoidance of doubt, the Core Development Activities set forth in Section 1.11 shall be included in the VERTEX Development Activities.

1.53                             “VERTEX Development Plan” shall have the meaning set forth in Section 3.2.2 hereof.

1.54                             “VERTEX Know-How” shall mean all Know-How Controlled by VERTEX or any of its Affiliates, including any such Know-How invented, discovered or developed in the conduct of the VERTEX Development Activities.

1.55                             “VERTEX Licensee” shall mean any Person other than MITSUBISHI to which VERTEX grants a license under the VERTEX Technology.

1.56                             “VERTEX Patents” shall mean all Patents Controlled by VERTEX or any of its Affiliates claiming Bulk Drug Substance, a Compound or a Drug Product, or a method of making or using Bulk Drug Substance, a Compound or a Drug Product, or an improvement to the subject matter of a Patent covering any of the foregoing that would be infringed by the research, development, manufacture, use, sale, offer for sale or import of Bulk Drug Substance, Compound(s) or Drug Product.  A list of VERTEX Patents in the Territory is appended hereto as Schedule 1.56 and will be updated periodically to reflect additions thereto during the term of this Agreement.  Notwithstanding the foregoing, any Third-Party patent under which VERTEX

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

obtains a license pursuant to Section 7.4.2 hereof shall not be deemed to be a VERTEX Patent.

1.57                             “VERTEX Technology” shall mean all VERTEX Patents and all VERTEX Know-How.

1.58                             “VERTEX Territory” shall mean all countries of the world except for the countries of the Territory.

1.59                             “VX-905” shall mean the compound identified on Schedule 1.59 hereto.

1.60                             “VX-950” shall mean the compound identified on Schedule 1.60 hereto.

ARTICLE II — LICENSE

2.1                                    Grant to MITSUBISHI.

2.1.1                      License.  Subject to the other provisions of this Agreement, VERTEX hereby grants to MITSUBISHI an exclusive license (or sublicense, as appropriate) in the Territory under the VERTEX Technology, with the right to sublicense, to exercise its rights and fulfill its obligations under this Agreement and to develop, manufacture, have manufactured, use, sell, have sold, offer to sell and import Drug Products and to import Bulk Drug Substance and use Bulk Drug Substance to manufacture Drug Products, in each case solely in the Field of Use.  Notwithstanding the foregoing VERTEX shall retain the right to manufacture and have manufactured the Drug Product in the Territory for development, use, or sale of the Drug Product in the VERTEX Territory and for sale of the Drug Product to MITSUBISHI pursuant to this Agreement.  In addition, in the event that pursuant to discussions in the JDC it is determined that VERTEX may conduct clinical trials of the Drug Product in the Territory, notwithstanding the foregoing license grant, VERTEX shall be allowed to conduct such clinical trials.  Further, subject to the other provisions of this Agreement, VERTEX hereby grants to MITSUBISHI a non-exclusive license (or sublicense, as appropriate) in the VERTEX Territory under the VERTEX Technology, with the right to sublicense, to manufacture and/or have manufactured the Drug Product for development, use or sale of the Drug Product in the Territory.

2.1.2                      Sublicensees and Subcontractors.  MITSUBISHI shall notify VERTEX in writing of any sublicense it intends to grant pursuant to Section 2.1.1 [***].  Notwithstanding the foregoing, MITSUBISHI may sublicense its rights under the license granted in Section 2.1.1 to any of its Affiliates, with prior notice to but without the consent of VERTEX.  MITSUBISHI shall

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

guarantee and be responsible to VERTEX for the performance of any of its sublicensees or subcontractors under any sublicense or other agreement with respect to the rights granted to MITSUBISHI by VERTEX and the obligations assumed by MITSUBISHI hereunder.  MITSUBISHI shall not permit any subcontractors or sublicensees to use VERTEX Technology without provisions safeguarding confidentiality equivalent to those provided in this Agreement.  MITSUBISHI shall ensure that any such provisions allow VERTEX the right to directly enforce the obligations of confidentiality with respect to VERTEX Technology in the possession of the subcontractor or sublicensee.

2.2                                 Competing Product.  In the event that VERTEX intends to license rights to develop and/or commercialize a Competing Product solely in the Territory (rather than as part of a worldwide license), VERTEX shall discuss with MITSUBISHI in good faith the terms and conditions for such a license prior to negotiating terms and conditions for such a license with any Third Party.

2.3                                  Grant to VERTEX.

2.3.1                  License.  Subject to the other provisions of this Agreement, MITSUBISHI hereby grants to VERTEX, in the VERTEX Territory and in those countries in the Territory where VERTEX may conduct clinical trials of the Drug Product or where VERTEX may manufacture and have manufactured Drug Product for development, use, or sale in the VERTEX Territory and for sale to MITSUBISHI pursuant to this Agreement, a royalty-free, non-exclusive license (or sublicense, as appropriate) under the MITSUBISHI Technology, with the right to sublicense, to exercise its rights and fulfill its obligations under this Agreement and, to the extent not inconsistent with MITSUBISHI’s exclusive rights in the Territory, to research, develop, manufacture, have manufactured, use, sell, have sold, offer to sell and import Bulk Drug Substance, Compounds and Drug Products in the Field of Use.

2.3.2                    Sublicensees and Subcontractors.  VERTEX shall notify MITSUBISHI in writing in advance of granting any sublicenses pursuant to Section 2.3.1.  VERTEX shall guarantee and be responsible to MITSUBISHI for the performance of any of its sublicensees or subcontractors under any sublicense or other agreement with respect to the rights granted to VERTEX by MITSUBISHI and the obligations assumed by VERTEX hereunder.  VERTEX shall not permit any subcontractors or sublicensees to use MITSUBISHI Technology without provisions safeguarding confidentiality equivalent to those provided in this Agreement.  VERTEX will ensure that any such provisions will allow MITSUBISHI the right to directly enforce the obligations of confidentiality with respect to MITSUBISHI Technology in the possession of

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

the subcontractor or sublicensee.

2.4                                    Transfer of Know-How.  Each Party shall deliver to the other all Know-How Controlled by it or its Affiliates and requested by the other Party from time to time, pursuant to the exercise by such other Party of any of the licenses granted hereunder.  The Know-How shall be delivered in a form that reasonably facilitates the use of such Know-How and shall also include copies of all MITSUBISHI Patents in the VERTEX Territory or all VERTEX Patents in the Territory, as applicable, and all other manifestations of the intellectual property licensed hereunder embodied in the Bulk Drug Substance, Compounds or Drug Products, whether in human or machine readable form.

2.5                                    No Implied Rights.  Except as expressly provided in this Agreement, no right or license to use any intellectual property of either Party is granted hereunder by implication or otherwise.

ARTICLE III — DEVELOPMENT

3.1                                    Joint Development Committee.

3.1.1                    Formation and Responsibilities.  As soon as practicable after the Effective Date, VERTEX and MITSUBISHI will establish a Joint Development Committee (the “JDC”) made up of equal numbers of VERTEX and MITSUBISHI personnel to be designated from time to time by each Party.  Each of VERTEX and MITSUBISHI shall have one vote on the JDC.  The objective of the JDC shall be to reach agreement by consensus on all matters falling within its authority hereunder within the scope of this Agreement.  The Chairperson of the JDC shall be designated by MITSUBISHI.  Meetings of the JDC other than regularly scheduled quarterly meetings may be held only if a quorum of [***] representatives of each Party participates; except that lack of a quorum shall not prevent the scheduling and conduct of a meeting by either Party after that Party has made good faith but unsuccessful attempts for more than ninety (90) days to schedule and convene the meeting.  Semi-annually, the JDC shall meet face-to-face, alternating between the offices of the Parties, unless otherwise agreed.   There shall be a telephonic or video conference meeting of the JDC in each calendar quarter in which a face-to-face meeting is not held.   The JDC shall meet as described above, or with such other frequency, and at such time and location, as may be established by the JDC, for the following purposes, among others:

(i)                                    To review and comment on the MITSUBISHI Development Plan

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

as set forth in Section 3.2.1 below;

(ii)                                To review and comment on the Core Development Plan and the VERTEX Development Plan as set forth in Sections 3.2.2 and 3.2.3 below;

(iii)                            To receive and review reports by MITSUBISHI, which shall be prepared and submitted to VERTEX and the JDC no less than [***] days before each semi-annual face-to-face meeting, setting forth in reasonable detail, with supporting data, the results of work performed during the preceding six months under the MITSUBISHI Development Plan;

(iv)                               To receive and review reports by VERTEX, which shall be prepared and submitted to MITSUBISHI and the JDC no less than [***] days before each semi-annual face-to-face meeting, setting forth in reasonable detail, with supporting data, the results of work performed during the preceding six months under the Core Development Plan and the VERTEX Development Plan;

(v)                                   To assist in coordinating scientific interactions and resolving disagreements between VERTEX and MITSUBISHI with respect to the development of Compounds;

(vi)                               To discuss matters relating to Patents claiming Bulk Drug Substance, the Compounds or Drug Products, methods of using or making the same, or improvements to the subject matter of a Patent covering any of the foregoing, including issues of inventorship and decisions relating to the filing, prosecution and maintenance of those Patents;

(vii)                           To discuss the budget for the Core Development Activities to be conducted pursuant to the Core Development Plan in the context of the standards in the pharmaceutical industry;

(viii)                       In the event VERTEX has notified the JDC in writing that VERTEX wishes to conduct clinical trials in the Territory, to discuss and approve (with such approval not to be unreasonably withheld or delayed) VERTEX’s conducting such clinical trials in the Territory; and

(ix)                              To perform such other functions as appropriate to further the purposes of this Agreement as mutually determined by the Parties.

MITSUBISHI will prepare the initial draft of an agenda for each JDC meeting and will submit the draft to VERTEX for comments a reasonable period before the scheduled meeting

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

date.  The Party hosting a particular JDC meeting shall prepare and deliver to the members of the JDC, within [***] days after the date of each meeting, minutes of such meeting setting forth, among other things, all decisions of the JDC, and including a summary of the status of development activities as reported to the JDC.  The Party not preparing the minutes may suggest changes or amendments to the minutes, and may provide a supplement addressing activities at the meeting that are not reported in the minutes, which shall be distributed to the Parties and filed with the meeting minutes.  In case the JDC meets by means of telephone or video conferences, the responsibility for preparing minutes shall lie with MITSUBISHI.

3.1.2                      Retention of Rights.  Notwithstanding the foregoing, each Party shall retain the rights, powers, and discretion expressly granted to it under this Agreement, and the JDC shall not be delegated or vested with any such rights, powers or discretion except as expressly provided in this Agreement.  The JDC shall not have the power to amend or modify this Agreement, which may only be amended or modified as provided in Section 13.14 hereof.

3.1.3                      Decision Making.  If the JDC cannot reach consensus on a matter arising in connection with the Territory, such matter shall be referred to the Joint Steering Committee for resolution in accordance with the terms of Section 10.2.1.  If the Joint Steering Committee is unable to resolve such matter, then MITSUBISHI shall have final authority to make the ultimate decision with respect thereto.  If the JDC cannot reach consensus on a matter arising in connection with the VERTEX Territory, except for the matters set forth in Section 3.2.3, such matter shall be referred to the Joint Steering Committee for resolution in accordance with the terms of Section 10.2.1.  If the Joint Steering Committee is unable to resolve such matter, then VERTEX shall have final authority to make the ultimate decision with respect thereto.  If the JDC cannot reach consensus on any other matters, including the matters set forth in Section 3.2.3, such matters shall be referred to the Joint Steering Committee for resolution in accordance with the terms of Sections 10.2.1 and 10.2.2.

3.2                                    Development Plans.

3.2.1                      MITSUBISHI Development Plan.  As soon as practicable after the Effective Date, MITSUBISHI will prepare a development plan for the conduct of the MITSUBISHI Development Activities in the Territory (the “MITSUBISHI Development Plan”), and will provide a copy of such Plan to the JDC.  The MITSUBISHI Development Plan will be updated by MITSUBISHI annually thereafter to describe the MITSUBISHI Development Activities that MITSUBISHI then intends will be conducted during the subsequent year and the remainder of the development period.  Such MITSUBISHI Development Plan will be provided to

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

the JDC within [***] days of the date that the JDC will conduct one of its quarterly or semi-annual meetings.  The MITSUBISHI Development Plan will be considered Confidential Information of MITSUBISHI subject to the confidentiality obligations of Article IX.  The JDC shall have the opportunity to review and comment on the MITSUBISHI Development Plan within [***] days of its receipt.

3.2.2                      VERTEX Development Plan.  As soon as practicable after the Effective Date, VERTEX will prepare a development plan for the conduct of the VERTEX Development Activities in the VERTEX Territory, other than the Core Development Activities (the “VERTEX Development Plan”), and will provide a copy of such Plan to the JDC.  The VERTEX Development Plan will be updated by VERTEX annually thereafter to describe the VERTEX Development Activities (other than Core Development Activities) that VERTEX then intends will be conducted during the subsequent year and the remainder of the development period.  Such VERTEX Development Plan will be provided to the JDC within [***] days of the date that the JDC will conduct one of its quarterly or semi-annual meetings.  The VERTEX Development Plan will be considered Confidential Information of VERTEX subject to the confidentiality obligations of Article IX.  The JDC shall have the opportunity to review and comment on the VERTEX Development Plan within [***] days of its receipt.

3.2.3                      Core Development Plan.  As soon as practicable after the Effective Date, VERTEX will prepare a development plan for the conduct of the Core Development Activities (the “Core Development Plan”), including an accompanying budget, and will provide a copy of such Plan to the JDC.  The Core Development Plan will be updated by VERTEX annually thereafter to describe the Core Development Activities that VERTEX then intends will be conducted during the subsequent year and the remainder of the development period.  Such Core Development Plan will be provided to the JDC within [***] days of the date that the JDC will conduct one of its quarterly or semi-annual meetings.  The Core Development Plan will be considered Confidential Information of VERTEX subject to the confidentiality obligations of Article IX.  The JDC shall have the right to review and comment on the Core Development Plan within [***] days of its receipt.  Within such [***] day period, the JDC shall also (i) confirm that the Core Development Activities described therein fall within the scope of such definition and (ii) agree upon the protocols for non-clinical studies, which agreement shall not be unreasonably withheld or delayed.  In the event that the JDC cannot reach consensus with respect to a matter described in either clause (i) or (ii) above, such matter shall be referred to the Joint Steering Committee for resolution in accordance with the terms of Sections 10.2.1 and

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

10.2.2.  In the event that the JDC does not agree upon the protocol for a particular non-clinical study, VERTEX shall also have the right to conduct such study independently and either (i) not to refer such dispute to the Joint Steering Committee for resolution, in which case MITSUBISHI may also not refer such dispute to the Joint Steering Committee and such study shall no longer be considered a Core Development Activity subject to cost sharing by MITSUBISHI pursuant to Section 3.3 below, or (ii) to refer such dispute to the Joint Steering Committee for resolution, and if the resolution process does not approve the protocol for such non-clinical study, such study shall not be considered a Core Development Activity subject to cost sharing by MITSUBISHI pursuant to Section 3.3 below, but if the resolution process does approve such protocol, then such study shall be considered a Core Development Activity subject to such cost sharing by MITSUBISHI.

3.3                                    Development Costs.

3.3.1                      MITSUBISHI Cost-Sharing Obligations.  MITSUBISHI will bear the cost of the MITSUBISHI Development Activities in the Territory.  In addition to the above obligation, MITSUBISHI will pay to VERTEX [***] of the Core Development Costs incurred by or on behalf of VERTEX or a VERTEX Licensee.  For the avoidance of doubt, MITSUBISHI shall have no obligation under this Section 3.3.1 to pay [***].  Not later than [***] after the end of each calendar quarter, VERTEX will submit to MITSUBISHI a summary of the Core Development Costs incurred during the calendar quarter just ended (with appropriate supporting information including a description of the time expended on the related Core Development Activities [***], provided, however, that if the first invoice submitted under this Section 3.3.1 to MITSUBISHI reflects costs for activities that are subsequently not confirmed by the JDC to be Core Development Activities, then MITSUBISHI shall receive a credit for such costs against the next invoice submitted under this Section 3.3.1.  The summary and supporting information shall be considered to be Confidential Information of VERTEX subject to the confidentiality obligations of Article IX.  The books and records of VERTEX or a VERTEX Licensee relating to Core Development Costs will be subject to inspection by MITSUBISHI once in any calendar year upon reasonable notice, for the purpose of verifying the accuracy of the summary of Core Development Costs delivered hereunder.  The books and records relating to a reported Core Development Cost shall be retained by VERTEX or a VERTEX Licensee for a period of not less than [***] after the year in which such cost was incurred.

3.3.2                      Limitations on MITSUBISHI Cost-Sharing Obligations.  MITSUBISHI’S obligation to share Core Development Costs incurred by or on behalf of VERTEX or a VERTEX

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Licensee from the Effective Date through the Completion of Phase II Clinical Trials within the Core Development Activities and to pay VERTEX therefor shall be [***].  Upon [***] the Parties shall begin to discuss in good faith the maximum amount of MITSUBISHI’s cost-sharing obligation relating to Core Development Costs incurred by or on behalf of VERTEX or a VERTEX Licensee for the conduct of Phase III Clinical Trials.  [***]  This amount shall be payable in accordance with the terms and conditions set forth in Sections 3.3.1 and 3.3.3.

3.3.3                      Timing and Method of Payments.  All amounts payable under this Section 3.3 shall be made on or before the [***] following MITSUBISHI’s receipt of invoices from VERTEX with respect thereto.  All payments shall be made by wire transfer in U.S. dollars to the credit of such bank account as may be designated by VERTEX in writing to MITSUBISHI from time to time.

3.4                                    [***].  In the event that MITSUBISHI decides to file for Regulatory Approval for the Drug Product for a [***] in the Territory [***] then MITSUBISHI shall [***].  The Parties shall discuss in good faith and agree [***].  For the purpose of this Section 3.4 [***],  In addition, in the event that MITSUBISHI determines that it will not file for Regulatory Approval for the Drug Product in the Territory for [***] but instead will file for Regulatory Authority for the Drug Product in the Territory for [***] then MITSUBISHI shall notify VERTEX of such decision no later than [***] and the parties shall discuss in good faith and agree upon the terms [***] which agreement in any event shall be reached prior to [***].

3.5                                    Data Transfer.

3.5.1                      Preclinical and Non-clinical Data.

(a)                                  MITSUBISHI shall provide to VERTEX all relevant preclinical and non-clinical data, assays and associated materials, protocols, methods, processes, techniques, commercial assessments of potential Indications, and any other relevant information or materials with respect to a Compound, that are Controlled by and in the possession of MITSUBISHI or its Affiliates and produced in the performance of the MITSUBISHI Development Activities during the term of this Agreement.  Available information and materials shall be delivered by MITSUBISHI to the JDC, at MITSUBISHI’s expense, within thirty (30) days after the end of each calendar quarter during the term of this Agreement in an orderly fashion and in a manner such that the value of the delivered information and materials is preserved in all material respects.  Such information and materials shall be deemed Confidential Information of MITSUBISHI subject to the terms and conditions set forth in Article IX.  MITSUBISHI shall enter

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

into customary agreements with its sublicensees that provide that such sublicensees shall supply MITSUBISHI with relevant preclinical and non-clinical data, assays and associated materials, protocols, methods, processes, techniques, commercial assessments of potential Indications, and any other relevant information or materials with respect to a Compound produced in the performance of the MITSUBISHI Development Activities.

(b)                                  VERTEX shall provide to MITSUBISHI all relevant preclinical and non-clinical data, assays and associated materials, protocols, methods, processes, techniques, commercial assessments of potential Indications, and any other relevant information or materials with respect to a Compound, that are Controlled by and in the possession of VERTEX or its Affiliates and produced in the performance of the VERTEX Development Activities before and during the term of this Agreement.  Available information and materials shall be delivered by VERTEX to the JDC, at VERTEX’s expense, within thirty (30) days after the end of each calendar quarter during the term of this Agreement in an orderly fashion and in a manner such that the value of the delivered information and materials is preserved in all material respects.  Such information and materials shall be deemed Confidential Information of VERTEX subject to the terms and conditions set forth in Article IX.  VERTEX shall enter into customary agreements with the VERTEX Licensees that provide that the VERTEX Licensees shall supply VERTEX with relevant preclinical and non-clinical data, assays and associated materials, protocols, methods, processes, techniques, commercial assessments of potential Indications, and any other relevant information or materials with respect to a Compound produced in the performance of the VERTEX Development Activities.

3.5.2                      Clinical Data.

(a)                                  MITSUBISHI shall provide to VERTEX all relevant materials, data and regulatory information that are Controlled by and in the possession of MITSUBISHI or its Affiliates and related to or generated in connection with any clinical trials of a Compound conducted, sponsored or funded by MITSUBISHI and/or its sublicensees (including investigator-sponsored trials and post-marketing clinical trials) pursuant to the performance of the MITSUBISHI Development Activities during the term of this Agreement, whether written or electronic, including all relevant clinical safety and efficacy data and all regulatory data and information related to the use and sale of a Drug Product for any Indication.  Such materials, data and information shall be delivered to the JDC by MITSUBISHI, at MITSUBISHI’s cost, promptly after completion of the analysis of such clinical trial data and information in an orderly fashion and in a manner such that the value of the accessed information is preserved in all

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

material respects.  Such information and materials shall be deemed Confidential Information of MITSUBISHI subject to the terms and conditions set forth in Article IX.  MITSUBISHI shall enter into customary agreements with its sublicensees that provide that such sublicensees shall supply MITSUBISHI with relevant materials, data and regulatory information related to or generated in connection with any clinical trials of a Compound conducted, sponsored or funded by such sublicensees pursuant to the performance of the MITSUBISHI Development Activities.

(b)                                  VERTEX shall provide to MITSUBISHI all relevant materials, data and regulatory information that are Controlled by and in the possession of VERTEX or its Affiliates and related to or generated in connection with any clinical trials of a Compound conducted, sponsored or funded by VERTEX and/or its VERTEX Licensees (including investigator-sponsored trials and post-marketing clinical trials) pursuant to the performance of the VERTEX Development Activities before and during the term of this Agreement, whether written or electronic, including all relevant clinical safety and efficacy data and all regulatory data and information related to the use and sale of a Drug Product for any Indication.  Such materials, data and information shall be delivered to the JDC by VERTEX, at VERTEX’s cost, promptly after completion of the analysis of such clinical trial data and information in an orderly fashion and in a manner such that the value of the accessed information is preserved in all material respects.  Such information and materials shall be deemed Confidential Information of VERTEX subject to the terms and conditions set forth in Article IX.  VERTEX shall enter into customary agreements with the VERTEX Licensees that provide that the VERTEX Licensees shall supply VERTEX with relevant materials, data and regulatory information related to or generated in connection with any clinical trials of a Compound conducted, sponsored or funded by such VERTEX Licensees pursuant to the performance of the VERTEX Development Activities.

3.6                                    Regulatory Matters.

3.6.1                      Regulatory Approvals.  Unless otherwise required by law in the relevant jurisdiction or set forth in this Agreement, MITSUBISHI shall have the sole right to obtain Regulatory Approvals in the Territory, which shall be held by and in the name of MITSUBISHI, and MITSUBISHI, its Affiliates or sublicensees shall own all submissions in connection therewith.

3.6.2                      Interaction with Regulatory Authorities.  MITSUBISHI, its Affiliates or sublicensees will be the principal contact for and will otherwise take the lead role in all

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

interactions with Regulatory Authorities concerning a Drug Product in the Territory.  VERTEX, its Affiliates or VERTEX Licensees will be the principal contact for and will otherwise take the lead role in all interactions with Regulatory Authorities concerning Bulk Drug Substance or a Drug Product in the VERTEX Territory.  Each Party will provide the other Party with prompt notice of all material correspondence and filings with a Regulatory Authority regarding Bulk Drug Substance or a Drug Product and, at the other Party’s request and at its expense, with copies of all such correspondence and filings.

3.6.3                      Right of Cross Reference.  MITSUBISHI hereby grants VERTEX and its Affiliates or VERTEX Licensees the right to cross reference, in their regulatory filings made in the VERTEX Territory or in the Territory, if any, covering Bulk Drug Substance, a Compound or Drug Product, all regulatory filings, and information contained therein, made in the Territory by MITSUBISHI or its Affiliates or sublicensees relative to such Bulk Drug Substance, Compounds or Drug Products.  VERTEX hereby grants MITSUBISHI and its Affiliates or sublicensees the right to cross reference, in their regulatory filings made in the Territory covering a Compound or Drug Product, all regulatory filings, and information contained therein, made in the VERTEX Territory or in the Territory, if any, by VERTEX or its Affiliates or VERTEX Licensees relative to such Compounds or Drug Products.

3.6.4                      Regulatory Reporting.  During the term of this Agreement, in order to comply with applicable regulations of applicable Regulatory Authorities, the Parties agree that they shall establish procedures for reporting to such Regulatory Authorities any adverse events, technical complaints or other reportable events that may occur with respect to the manufacture, supply, use, sale or clinical testing of Bulk Drug Substance, a Compound or Drug Product hereunder.  Details of such procedures shall be agreed upon by the Parties prior to the initiation of Phase I Clinical Trials by or on behalf of MITSUBISHI.

3.7                                    Conduct of the Development Activities.

3.7.1                      Standards.  MITSUBISHI and VERTEX agree to perform the MITSUBISHI Development Activities and the VERTEX Development Activities, respectively, in accordance with the terms and conditions of this Agreement and in conformity with generally accepted standards of good laboratory practices and good clinical practices and with all applicable national, state, regional and local laws, guidelines, rules and regulations.

3.7.2                      Records.  MITSUBISHI and VERTEX shall prepare and maintain, or have prepared and maintained, complete and accurate written records, accounts, notes, reports and

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

data with respect to all laboratory work conducted in the performance of the MITSUBISHI Development Activities and the VERTEX Development Activities, respectively.  MITSUBISHI and VERTEX shall prepare and maintain, or have prepared and maintained, complete and accurate written records, data and information with respect to all clinical trials performed in the conduct of the MITSUBISHI Development Activities and the VERTEX Development Activities, respectively, as required by all applicable national, state, regional and local laws, guidelines, rules and regulations.

3.8                                    Ownership of Technology.

3.8.1                      No Ownership by Employees.  All employees of MITSUBISHI who are expected to perform the MITSUBISHI Development Activities have signed, or before any such performance will sign, agreements with MITSUBISHI regarding proprietary information and inventions in a form reasonably considered by MITSUBISHI and its counsel to assure MITSUBISHI’s Control of any intellectual property invented, discovered or developed by such employees.  All employees of VERTEX who are expected to perform the VERTEX Development Activities have signed, or before any such performance will sign, agreements with VERTEX regarding proprietary information and inventions in a form reasonably considered by VERTEX and its counsel to assure VERTEX’s Control of any intellectual property invented, discovered or developed by such employees.

3.8.2                      Ownership by Agents or Licensees.  MITSUBISHI shall enter into customary agreements with its agents and sublicensees that provide that all of such agents’ or sublicensees’ right, title and interest in, to and under any intellectual property invented, discovered or developed by such agents or sublicensees in the performance of the MITSUBISHI Development Activities shall be assigned or licensed to MITSUBISHI.  VERTEX shall enter into customary agreements with its agents and VERTEX Licensees that provide that all of such agents’ or VERTEX Licensees’ right, title and interest in, to and under any intellectual property invented, discovered or developed by such agents or VERTEX Licensees in the performance of the VERTEX Development Activities shall be assigned or licensed to VERTEX.

ARTICLE IV— MANUFACTURE AND SUPPLY

4.1                                    Supply of Bulk Drug Substance and Drug Product for Development.  Subject to Section 6.4, VERTEX shall be responsible for the manufacture and supply of all Bulk Drug Substance, and MITSUBISHI will be responsible for preparing the Drug Product from Bulk

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Drug Substance, in each case as necessary for the conduct of the MITSUBISHI Development Activities in the Territory.  Notwithstanding the above but subject to Section 6.4, at MITSUBISHI’s request and upon no less than [***], VERTEX agrees to supply that amount of Drug Product required for MITSUBISHI to conduct the Phase I Clinical Trials, Phase II Clinical Trials and Phase III Clinical Trials in the Territory (“Investigational Drug Product”).  VERTEX will supply such Bulk Drug Substance and Investigational Drug Product to MITSUBISHI at the [***].  Supply of Bulk Drug Substance and Investigational Drug Product for development purposes shall be undertaken pursuant to the provisions of a supply agreement for the conduct of the MITSUBISHI Development Activities (the “Development Supply Agreement”), including such customary representations, warranties, covenants and conditions as are necessary or appropriate for transactions of this type, not inconsistent with the terms and conditions hereof and satisfactory in form and substance to the Parties and their legal advisors.  Within [***] after the Effective Date, the Parties will negotiate in good faith and separately enter into the Development Supply Agreement.

4.2                                    Supply of Bulk Drug Substance and Drug Product for Commercial Purposes.  Subject to Section 6.4, VERTEX will supply and MITSUBISHI shall purchase from VERTEX all of MITSUBISHI’s requirements for Bulk Drug Substance for manufacture of Drug Product sold in the Territory pursuant to the provisions of a supply agreement for Bulk Drug Substance for commercial purposes (the “Commercial Supply Agreement”), including such customary representations, warranties, covenants and conditions as are necessary or appropriate for transactions of this type, not inconsistent with the terms and conditions hereof and satisfactory in form and substance to the Parties and their legal advisors.  Promptly after the Start of the first Phase III Clinical Trial by MITSUBISHI, the Parties will commence good faith negotiations and separately enter into the Commercial Supply Agreement.  MITSUBISHI shall purchase such Bulk Drug Substance from VERTEX in accordance with the terms of Section 6.3 hereof.  VERTEX may contract with any Third Party as a manufacturing subcontractor.

4.3                                    Limitation on Supply Obligation.  Notwithstanding Sections 4.1 or 4.2 hereof, VERTEX shall have no obligation to supply Bulk Drug Substance or Investigational Drug Product to MITSUBISHI with respect to a Drug Product unless VERTEX is developing or commercializing such Drug Product; provided, however, that if VERTEX has so supplied Bulk Drug Substance to MITSUBISHI for commercial purposes before VERTEX ceased development or commercialization of the corresponding Drug Product, then VERTEX shall be obligated to continue the supply of such Bulk Drug Substance to MITSUBISHI pursuant to the terms set forth

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

in Section 6.4 hereof; provided further, however, that in any other case where MITSUBISHI wishes to develop or commercialize a Drug Product that VERTEX is not itself developing or commercializing,  VERTEX shall grant to MITSUBISHI a nonexclusive license (or sublicense, as appropriate) under the VERTEX Technology, with the right to sublicense, to manufacture and have manufactured Bulk Drug Substance with respect to such Drug Product to the extent required to use, sell, have sold, offer to sell and import such Drug Product in the Territory in the Field of Use.  In such event, at MITSUBISHI’s expense, VERTEX will also deliver to MITSUBISHI such VERTEX Technology as may then exist (if any) and provide to MITSUBISHI any applicable technical support in connection therewith that is reasonably necessary to enable MITSUBISHI to manufacture Bulk Drug Substance in compliance with any and all current Regulatory Approvals in the Territory.  Such VERTEX Technology shall be delivered to MITSUBISHI in such a way as to communicate it to MITSUBISHI promptly, effectively and economically.

4.4                                    Second Source of Supply for Bulk Drug Substance.  Within two (2) years after the receipt of Regulatory Approval for a Drug Product in the United States, VERTEX agrees to have at least [***]manufacturing sites, in different geographical locations, approved by the Regulatory Authorities for the supply of the corresponding Bulk Drug Substance to MITSUBISHI pursuant to the Commercial Supply Agreement.

4.5                                    Manufacturing Technology.  Manufacturing technology which is Controlled by one Party and which would be useful to the other Party in discharging its manufacturing obligations hereunder shall be made available to the manufacturing Party for that purpose, subject to negotiation of a reasonable compensation arrangement.  If either Party (a “Contracting Party”) engages an Affiliate or a Third Party to provide assistance to the Contracting Party in the development of processes useful for the manufacture of Bulk Drug Substance or Drug Product, the Contracting Party will make reasonable efforts to provide that any processes belonging to that Affiliate or Third Party and made available to the Contracting Party will also be made available to the other Party on the same terms offered to the Contracting Party.

4.6                                    Packaging.  MITSUBISHI will be responsible for packaging the Drug Product and Investigational Drug Product for development purposes and for commercial sale in the Territory.

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

ARTICLE V — COMMERCIALIZATION

5.1                                    Global Marketing and Sales.  MITSUBISHI will prepare a marketing plan in reasonable detail for the launch of any Drug Product in each country of the Territory, and will provide the plan to VERTEX not later than ninety (90) days after submission of the initial application for Regulatory Approval of the Drug Product to a Regulatory Authority in such country of the Territory.

5.2                                    Co-Labeling.  The labels, packaging and inserts for the Drug Product packaged for sale in the Territory, and any promotional materials therefor, will bear the company names and logos of both MITSUBISHI and VERTEX with such relative prominence and in such language as are permitted by the applicable laws, rules, regulations and custom of such country, with the preference that wherever possible such names and logos shall be of equal prominence and VERTEX’s name shall be written in the English language.  MITSUBISHI will permit VERTEX to review all material regulatory filings in the Territory that relate to product labeling, and all proposed labels, packaging, package inserts and promotional materials required under the foregoing provisions to bear VERTEX’s name and logo, prior to the filing of any such material with any Regulatory Authority.

5.3                                    Trademarks.  Each Party shall have the right to register and use its own trademark for a Drug Product, respectively.  Notwithstanding the foregoing, in the event MITSUBISHI wishes to use VERTEX’s trademark for a Drug Product, VERTEX hereby grants to MITSUBISHI an exclusive, royalty-free license to use VERTEX’s trademark for a Drug Product for the advertising, promotion, marketing, distribution and sale of the Drug Product in the Field of Use in the Territory.  MITSUBISHI shall have the right to grant sublicenses under the foregoing exclusive license to its sublicensees pursuant to Section 2.1.2 hereof.

5.4                                    Due Diligence.  Following the First Commercial Sale of a Drug Product and until the expiration of this Agreement, MITSUBISHI shall use diligent and commercially reasonable efforts to keep the Drug Product reasonably available to the public in the Territory, devoting the same degree of attention and diligence to such efforts that it devotes to such activities for other of its products of comparable commercial potential.  MITSUBISHI shall promptly notify VERTEX if it shall determine that the marketing and sale of the Drug Product in any country in the Territory is not commercially reasonable or economically profitable or if for other unforeseen reasons further commercial support of the Drug Product in any country is no longer prudent or practical.  Within [***] of the receipt of such notice, VERTEX shall notify MITSUBISHI whether it wishes the marketing and sale of the Drug Product in such country in the Territory to continue.  If VERTEX notifies MITSUBISHI that it does not wish such marketing

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

and sale to continue, then MITSUBISHI may immediately stop the marketing and sale of the Drug Product in such country in the Territory.  If VERTEX notifies MITSUBISHI that it does wish such marketing and sale to continue, then MITSUBISHI shall continue to market and sell the Drug Product in such country in the Territory for up to [***] from the date of MITSUBISHI’s initial notice to VERTEX or such earlier date upon which VERTEX or a VERTEX Licensee begins to market and sell the Drug Product in such country.  Upon the termination of MITSUBISHI’s marketing and sale of the Drug Product in a country, this Agreement shall be deemed to be amended to delete such country from the Territory, all rights with respect to such country under this Agreement shall revert to VERTEX, and the rights and licenses granted by VERTEX to MITSUBISHI pursuant to this Agreement shall terminate with respect to such country.  At such time MITSUBISHI, at the request of VERTEX, shall also assign or otherwise transfer to VERTEX all INDs, Regulatory Approvals, or applications therefor, with respect to a Compound or Drug Product in such country, and VERTEX shall have an irrevocable, fully paid-up nonexclusive license, with the right to sublicense, in such country under the MITSUBISHI Technology to develop, manufacture, have manufactured, use, sell, have sold, offer to sell and import Bulk Drug Substance, Compound and Drug Product.  In addition, at the request of VERTEX, MITSUBISHI shall assign to VERTEX free of charge all of its or its Affiliates’ right, title and interest in and to any trademarks used for a Drug Product in such country, and shall execute, or cause its Affiliates to execute, such documents of transfer or assignment and perform, or cause its Affiliates to perform, such acts as may be reasonably necessary to transfer ownership of such trademarks to VERTEX and to enable VERTEX to continue to maintain such trademarks at VERTEX’s expense.

ARTICLE VI — PAYMENTS

6.1          License Fee.  In consideration of the grant of the license set forth in Section 2.1 hereof and in recognition of VERTEX’s investment in the Compounds prior to the Effective Date, MITSUBISHI will pay to VERTEX [***] on or before [***].

6.2                                    Milestone Payments by MITSUBISHI.

6.2.1                     Payments.  In consideration of the grant of the license set forth in Section 2.1 hereof, MITSUBISHI will make the following payments to VERTEX upon the achievement of any of the following milestones with respect to a Compound, upon the further terms and conditions set forth below.

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Milestone	Payment

1. First dosing of the first Compound in a patient in a Phase Ib Clinical Trial in the VERTEX Territory	US $	4,000,000
2. First dosing of the Compound in a human in a Phase I Clinical Trial in the Territory	US $	3,000,000
3. First dosing of the Compound in a patient in a Phase II Clinical Trial in the Territory	US $	2,000,000
4. First dosing of the Compound in a patient in a Phase III Clinical Trial in the Territory	US $	2,000,000
5. First [***]	US $	[***]
6. First [***]	US $	[***]
	US $	[***]

6.2.2                     Payments to be Made Only Once.  Milestone payments are payable only once with respect to a Compound, but shall be payable with respect to each Compound that is developed.  If any milestone is achieved with respect to the development of a Compound, any previously unpaid lower numbered milestone for the Compound will become immediately due and payable.  Notwithstanding the foregoing, if one Compound is replaced in development by the other Compound after any one or more milestone payments have been paid with respect to the first Compound, then no comparable milestone payment shall be payable hereunder with respect to the replacement Compound if that milestone payment has already been paid with respect to the first Compound.

6.2.3       Timing and Method of Payments.  Milestone payments shall be made on or before the [***] following the occurrence of the event giving rise to the milestone payment obligation hereunder.  All payments shall be made by wire transfer in U.S. dollars to the credit of such bank account as may be designated by VERTEX in writing to MITSUBISHI from time to time.  Any payment which falls due on a date which is a Saturday, Sunday, MITSUBISHI’s non-working day or a legal holiday in Japan may be made on the next succeeding day which is not a Saturday, Sunday, MITSUBISHI’s non-working day or a legal holiday in Japan.

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

6.3                                    Commercial Supply of Drug Product.

6.3.1                      Purchase of Bulk Drug Substance.  Except as otherwise provided herein, VERTEX shall supply and MITSUBISHI, its Affiliates and sublicensees shall purchase from VERTEX pursuant to the Commercial Supply Agreement all of their respective requirements of Bulk Drug Substance for manufacture of Drug Product for sale in the Territory.

6.3.2                     Supply Price.  In the Commercial Supply Agreement, the Parties shall determine the percentage of the Net Sales Price(s) for Drug Product(s) that shall be attributed to the price for Bulk Drug Substance supplied by VERTEX for the manufacture of such Drug Product(s) sold in the Territory.

6.3.3                      Payment.  Payments due to VERTEX for the supplied Bulk Drug Substance shall be made by MITSUBISHI within [***] of receipt from VERTEX of an invoice for the Bulk Drug Substance purchased by MITSUBISHI under the terms of the Commercial Supply Agreement, and annual adjustments shall be made within such time periods and applying such procedures as the Parties may agree to reflect the actual Net Sales Price(s) for the corresponding Drug Product(s) for each country for that year.  Any net adjustments shall be remitted within [***] of determination to the Party to whom the adjustment is due.

6.4                                 Production of Bulk Drug Substance by MITSUBISHI.  If VERTEX determines at any time that it does not wish to supply Bulk Drug Substance or Investigational Drug Product to MITSUBISHI, its Affiliates and sublicensees, VERTEX shall provide MITSUBISHI (i) [***] prior written notice of such determination if VERTEX has any Affiliate, subcontractor, or VERTEX Licensee that manufactures Bulk Drug Substance or Investigational Drug Product and agrees to supply Bulk Drug Substance or Investigational Drug Product to MITSUBISHI [***], or (ii) in a case other than the case set forth in clause (i) above, [***] prior written notice; provided, however, that, in the case of clause (ii) set forth above, VERTEX shall stock sufficient Bulk Drug Substance to permit MITSUBISHI to manufacture Drug Products or to permit VERTEX to manufacture Investigational Drug Product for MITSUBISHI for a [***] and shall supply such Bulk Drug Substance or Investigational Drug Product to MITSUBISHI for such [***] at a price equal to [***], but otherwise pursuant to the terms and conditions of the Commercial Supply Agreement or the Development Supply Agreement, as applicable.  Following the expiration of VERTEX’s obligation to supply Bulk Drug Substance or Investigational Drug Product to MITSUBISHI, the Commercial Supply Agreement or the Development Supply Agreement, as applicable, shall terminate.  Upon VERTEX’s notice pursuant to this Section 6.4 of its

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

determination to discontinue supply, MITSUBISHI shall have the sole right and responsibility, at its expense, for the manufacture of all Bulk Drug Substance to meet its, its Affiliates’ and sublicensees’ requirements in connection with the development and commercial sale of the Drug Product in the Territory; provided, however, that VERTEX shall have the right to so manufacture and supply Bulk Drug Substance pursuant to its obligation set forth in this Section 6.4.  Upon providing such notice to MITSUBISHI, VERTEX shall grant to MITSUBISHI a nonexclusive license (or sublicense, as appropriate) under the VERTEX Technology, with the right to sublicense, to manufacture and have manufactured Bulk Drug Substance to the extent required to use, sell, have sold, offer to sell and import Drug Products in the Territory in the Field of Use.  In such event, at MITSUBISHI’s expense, VERTEX will also deliver to MITSUBISHI the VERTEX Technology and provide to MITSUBISHI the technical support in connection therewith reasonably necessary to enable MITSUBISHI to manufacture Bulk Drug Substance in compliance with any and all current Regulatory Approvals in the Territory.  Such VERTEX Technology shall be delivered to MITSUBISHI in such a way as to communicate it to MITSUBISHI promptly, effectively and economically.

6.5                                    Royalties on Net Sales of Drug Product; Sales Reports.

6.5.1                      Royalties.  MITSUBISHI shall pay to VERTEX annual royalties at the rates set forth below, including the percentage of the Net Sales Price(s) for Drug Product(s) that shall be attributed to the supply price for Bulk Drug Substance determined by the Parties pursuant to Section 6.3.2:

(a)                                       [***]

(b)                                       [***]

(c)                                       [***]

6.5.2                      Royalties in the Event of Manufacture of Bulk Drug Substance Pursuant to Sections 4.3 or 6.4.  Notwithstanding Section 6.5.1, in the event that Bulk Drug Substance is manufactured and supplied pursuant to Sections 4.3 or 6.4 hereof, the rates of the annual royalties to be paid by MITSUBISHI to VERTEX under this Agreement shall be changed from the rates set forth in Section 6.5.1 to the rates set forth below:

(a)                                       [***] ([***]%) of the first $[***] of annual Net Sales;

(b)                                       [***] ([***]%) of the annual Net Sales over $[***] and less than or equal to $[***]; and

(c)                                       [***] ([***]%) of the annual Net Sales over $[***].

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

6.5.3                      Discussion of Royalty Rate Reduction.  (i) At least [***] prior to the expiration in a country in the Territory of all VERTEX Patents or (ii) upon [***] [***]

6.5.4                      Reports.  During the term of this Agreement and after the First Commercial Sale of a Drug Product in the Territory, MITSUBISHI shall furnish or cause to be furnished to VERTEX on a quarterly basis a written report covering such calendar quarter showing (i) the Net Sales Price(s) and total Net Sales in each country in the Territory during such calendar quarter; (ii) amounts due VERTEX under Sections 6.5.1 or 6.5.2 hereof with respect to such Net Sales, and the basis for calculating those amounts due; (iii) withholding taxes, if any, required by law to be deducted in respect of any such sales or payments, and evidence of payment thereof; and (iv) dispositions of the Drug Product other than pursuant to sales for cash.  With respect to the Net Sales Price(s) of the Drug Product or Net Sales received in a currency other than U.S. dollars, the Net Sales Price(s) or Net Sales shall be expressed in the domestic currency of the party making the sale, together with the U.S. dollar equivalent of the amount, calculated using the rate reported in the Wall Street Journal for the purchase of U.S. dollars with such currency on the last business day for the calendar quarter for which the report is being prepared.  The foregoing quarterly reports shall be due on or before the forty-fifth (45th) day following the close of each calendar quarter.  MITSUBISHI will also provide VERTEX, within ten (10) business days after the end of each calendar quarter, with a report showing MITSUBISHI’s best estimate of total Net Sales for that calendar quarter based on information available to MITSUBISHI at the time of the report.

6.5.5                      Audit.  MITSUBISHI shall keep and shall cause to be kept accurate records in sufficient detail to enable the amounts due hereunder to be determined and to be verified by VERTEX.  Upon the written request of VERTEX, at VERTEX’s expense and not more than once in any calendar year, MITSUBISHI shall permit an independent accountant of national prominence selected by VERTEX, and approved by MITSUBISHI, to have access during normal business hours to those records of MITSUBISHI as may be reasonably necessary to verify the accuracy of the sales reports furnished by MITSUBISHI pursuant to this Section 6.5, in respect of any calendar year ending not more [***] prior to the date of such notice.  Such accountant shall not disclose any information except that which should properly be contained in a sales report required under this Agreement.  MITSUBISHI shall include in each sublicense entered into by it pursuant to this Agreement a provision requiring the sublicensee to keep and maintain adequate records of sales made pursuant to such sublicense and to grant access to such records by the aforementioned independent accountant for the

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

reasons specified in this Section 6.5.  Upon the expiration of three (3) years following the end of any calendar year, the calculation of amounts payable with respect to such calendar year, unless then in dispute, shall be binding and conclusive upon VERTEX, and MITSUBISHI and its Affiliates and sublicensees shall be released from any liability or accountability with respect to payments for such year.  The report prepared by such independent accountant, a copy of which shall be sent or otherwise provided to MITSUBISHI by such independent accountant at the same time it is sent or otherwise provided to VERTEX, shall contain the conclusions of such independent accountant regarding the audit and will specify that the amounts paid to VERTEX pursuant thereto were correct or, if incorrect, the amount of any underpayment or overpayment.  If such independent accountant’s report shows any underpayment, MITSUBISHI shall remit or shall cause its Affiliates or sublicensees to remit to VERTEX within thirty (30) days after MITSUBISHI’ receipt of such report, (i) the amount of such underpayment and (ii) if such underpayment exceeds five percent (5%) of the total amount owed for the calendar year then being audited, the reasonable and necessary fees and expenses of such independent accountant performing the audit, subject to reasonable substantiation thereof.  Any overpayments shall be fully creditable against amounts payable in subsequent payment periods.  VERTEX agrees that all information subject to review under this Section 6.5 or under any sublicense agreement is confidential and that VERTEX shall retain and cause its accountant to retain all such information in confidence.

6.5.6                      Interest.  In case of any delay in payment by one Party to the other hereunder, interest at [***] shall be assessed from the [***] day after the due date of the payment until the date paid, and shall be due from such Party upon prior written notice from the other Party.  The applicable [***] shall be the rate in effect on the [***] day after the payment is due.

6.6                                    Withholding Tax.  If during the term of this Agreement, withholding tax is required by law to be deducted from any payments required to be made by MITSUBISHI to VERTEX hereunder, (i) such tax will be deducted from the otherwise remittable royalty after applying for tax rate reduction under the applicable treaties for avoidance of double taxation, (ii) such tax will be paid to the proper tax authorities, and (iii) a certificate of tax will be sent to VERTEX promptly after receipt from the competent tax authority.

6.7                                    Currency of Payment.  All payments hereunder shall be made in U.S. dollars.  If at any time legal restrictions prevent the prompt remittance of any payments with respect to any country of the Territory where a Drug Product is sold, MITSUBISHI or its Affiliates or

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

sublicensees shall have the right and option to make such payments by depositing the amount thereof in local currency to VERTEX’s account in a bank or depository in such country.

ARTICLE VII — TECHNOLOGY

7.1                                    Ownership.  All Know-How invented, discovered or developed exclusively by either Party or its Affiliates (directly or through others acting on its behalf) shall be owned and Controlled by such Party, subject to the provisions of this Agreement.  All Patents claiming Bulk Drug Substance, a Compound or a Drug Product, or a method of making or using the same or an improvement to a Patent covering any of the foregoing, invented by either Party or its Affiliates (directly or through others acting on its behalf) shall be owned and Controlled by such Party, subject to the provisions of this Agreement.  All Know-How and Patents claiming Bulk Drug Substance, a Compound or a Drug Product, or a method of making or using the same or an improvement to a Patent covering any of the foregoing, invented, discovered, or developed, as applicable, jointly by the Parties or their Affiliates (directly or through others acting on their behalf) shall be owned and Controlled jointly.  Such Know-How that is owned and Controlled jointly by the Parties or their Affiliates shall be “Joint Know-How,” and such Patents that are owned and Controlled jointly by the Parties or their Affiliates shall be “Joint Patents.”  For the avoidance of doubt, either Party shall have the right, including the right to sublicense, to practice and use the Joint Know-How and the Joint Patents worldwide without any payment to the other Party.

7.2                                    Patent Procurement and Maintenance.  VERTEX shall be responsible for the preparation, filing, prosecution and maintenance of all VERTEX Patents and any Joint Patents, and MITSUBISHI shall be responsible for the preparation, filing, prosecution and maintenance of all MITSUBISHI Patents.  VERTEX, with the advice of MITSUBISHI, shall determine the countries in the Territory in which patent applications for VERTEX Patents will be filed.  MITSUBISHI, with the advice of VERTEX, shall determine the countries in the VERTEX Territory in which patent applications for MITSUBISHI Patents will be filed.  The Parties shall discuss and determine the countries in the Territory in which patent applications for Joint Patents will be filed.  If VERTEX decides not to prosecute, and maintain any VERTEX Patent filed in a country in the Territory, without first having filed a substitute therefor, VERTEX shall assign its right, title and interest in and to such VERTEX Patent in such country to MITSUBISHI free of charge, if MITSUBISHI so desires, and shall execute such documents of transfer or assignment and perform such acts as may be reasonably necessary to transfer sole ownership

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

of such VERTEX Patent to MITSUBISHI and to enable MITSUBISHI to continue prosecution or maintenance of such VERTEX Patent.  In such case, such VERTEX Patents shall not be deemed to be VERTEX Patents thereafter with respect to such country.  If MITSUBISHI decides not to prosecute, and maintain any MITSUBISHI Patent filed in a country in the VERTEX Territory, without first having filed a substitute therefor, MITSUBISHI shall assign its right, title and interest in and to such MITSUBISHI Patent in such country to VERTEX free of charge, if VERTEX so desires, and shall execute such documents of transfer or assignment and perform such acts as may be reasonably necessary to transfer sole ownership of such MITSUBISHI Patent to VERTEX and to enable VERTEX to continue prosecution or maintenance of such MITSUBISHI Patent.  In such case, such MITSUBISHI Patents shall not be deemed to be MITSUBISHI Patents with respect to such country.  VERTEX shall provide draft applications for Joint Patents to MITSUBISHI sufficiently in advance of filing for MITSUBISHI to have the opportunity to comment thereon.  VERTEX shall furnish MITSUBISHI with copies of all substantive communications between VERTEX and applicable patent offices regarding the Joint Patents.  VERTEX and MITSUBISHI shall each provide the JDC with periodic reports listing, by name, any VERTEX Patents or MITSUBISHI Patents, respectively, filed by it in the Territory or the VERTEX Territory, respectively, along with a general summary of the claims made and the jurisdictions of filing in the Territory or the VERTEX Territory, respectively.  Each Party will provide such assistance as the other Party may reasonably request in order to protect the other Party’s rights to the Patents for which it is responsible under this Section 7.2.

7.3                                    Costs.  VERTEX shall be responsible for paying its costs incurred for preparation, filing, prosecution and maintenance of the VERTEX Patents worldwide and of the Joint Patents in the VERTEX Territory.  MITSUBISHI shall be responsible for paying its costs incurred for preparation, filing, prosecution and maintenance of the MITSUBISHI Patents worldwide and of the Joint Patents in the Territory.  Either Party may at any time elect, by written notice to the other Party, to discontinue support for one or more Joint Patents (a “Discontinued Patent”) and shall not be responsible for any costs relating to a Discontinued Patent which are incurred more than sixty (60) days after receipt of that notice by the other Party.  In such case, the other Party may elect at its sole discretion to continue preparation, filing, prosecution or maintenance of the Discontinued Patent at its sole expense.  The Party so continuing shall own any such Discontinued Patent, and the Party electing to discontinue support shall execute such documents of transfer or assignment and perform such acts as may

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

be reasonably necessary to transfer sole ownership of the Discontinued Patent to the other Party and enable that Party to file or to continue prosecution or maintenance of the Discontinued Patent, if the other Party elects to do so.  Discontinuation may be on a country-by-country basis or for a Patent series in total.

7.4                                    Infringement Claims by Third Parties.

7.4.1                      Notice.  If the manufacture, import, use, offer to sell or sale of Bulk Drug Substance, a Compound and/or a Drug Product results in a claim or reasonable apprehension of a claim against a Party for patent infringement or for inducing or contributing to patent infringement (“Infringement Claim”), the Party first having notice of an Infringement Claim shall promptly notify the other in writing.  The notice shall set forth the facts of the Infringement Claim in reasonable detail.  The Parties shall discuss how to respond to such Infringement Claim.

7.4.2                      Third-Party Licenses.  If practicing the VERTEX Technology in connection with the import, use, offer to sell or sale of a Compound and/or a Drug Product in any country in the Territory would require a license under a Third Party’s patent, then VERTEX will use reasonable efforts to obtain a license, with a right to sublicense to MITSUBISHI, under the Third Party’s patent, under terms reasonably acceptable to both VERTEX and MITSUBISHI.  VERTEX shall grant a sublicense to MITSUBISHI under such Third Party’s patent, subject to the financial obligation set forth in this Section 7.4.2.  VERTEX and MITSUBISHI will equally bear any financial obligation payable pursuant to the license of a Third-Party patent in the Territory; provided, however, that VERTEX shall not be required to bear any financial obligation under any license of such Third-Party patents that together with any other such license and with any financial obligation pursuant to any voluntary final disposition of an action under Section 7.4.3 would effectively result in an aggregate reduction of the royalties on the Net Sales of Drug Products in the country or countries in the Territory to which such licenses relate by [***].

7.4.3                      Discontinued Sales, License or Defense of Suit.  If the required license is either unavailable or its terms are unacceptable to either VERTEX or MITSUBISHI, then MITSUBISHI may elect in its sole discretion to discontinue sales of the Drug Product in such country in the Territory or to undertake the defense of an Infringement Claim or the prosecution of a declaratory judgment action with respect to the Third-Party patents.  The Parties shall share equally all out-of-pocket costs and expenses incurred in conducting the defense of such Infringement Claims or the prosecution of such declaratory judgment actions, including the

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

investigation and settlement thereof; provided, however, no settlement or consent judgment or other voluntary final disposition of a suit under this Section 7.4.3 may be entered into without the joint consent of VERTEX and MITSUBISHI (which consent shall not be unreasonably withheld).  If MITSUBISHI is conducting the defense of an Infringement Claim or the prosecution of a declaratory judgment action, and VERTEX is a party to the action, then VERTEX ‘s defense costs shall be reported to MITSUBISHI and credited against VERTEX’s share of overall defense costs.  VERTEX and MITSUBISHI will equally bear any financial obligation payable pursuant to a settlement, consent judgment or other voluntary final disposition of an action pursuant to this Section 7.4.3; provided, however, that VERTEX shall not be required to bear any financial obligation under any such voluntary final disposition of an action under this Section 7.4.3 that together with any other such voluntary final dispositions and any licenses of Third-Party patents pursuant to Section 7.4.2 would effectively result in an aggregate reduction of the royalties on the Net Sales of Drug Products in the country or countries in the Territory to which such licenses relate [***]

7.5                                    Infringement Claims against Third Parties.

7.5.1                      Protection of Technology.  VERTEX and MITSUBISHI each agree to take reasonable actions to protect the VERTEX Technology and the MITSUBISHI Technology, respectively, from infringement and from unauthorized possession or use.

7.5.2                      Infringement of Technology.  If any VERTEX Patents, MITSUBISHI Patents or Joint Patents are infringed or claimed to be invalid or VERTEX Know-How, MITSUBISHI Know-How or Joint Know-How is misappropriated, as the case may be, by a Third Party, the Party first having knowledge of such infringement, claim or misappropriation, or knowledge of a reasonable probability of such infringement, claim or misappropriation, shall promptly notify the other in writing.  The notice shall set forth the facts of such infringement, claim or misappropriation in reasonable detail.  The owner of the technology, or VERTEX, in the case of joint ownership between the Parties hereto, shall have the primary right, but not the obligation, to institute, prosecute, and control with its own counsel any action or proceeding with respect to infringement, claimed invalidity or misappropriation of such technology and the other Party shall have the right, at its own expense, to be represented in such action by its own counsel.  If the Party having the primary right or responsibility to institute, prosecute, and control such action or proceeding fails to do so within a period of ninety (90) days after receiving notice of the infringement, claim or misappropriation, the other Party shall have the right to bring and control any such action or proceeding by counsel of its own choice; provided,

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

however, that such right shall only apply to MITSUBISHI with respect to VERTEX Technology, Joint Patents and/or Joint Know-How in the Territory and such right shall only apply to VERTEX with respect to MITSUBISHI Technology in the VERTEX Territory.  In such circumstances, the Party which had the primary responsibility shall have the right, at its own expense, to be represented in any such action or proceeding by counsel of its own choice.  If one Party brings any such action or proceeding, the second Party may be joined as a party plaintiff, and, in case of joining, the second Party agrees to give the first Party reasonable assistance and authority to file and to prosecute such suit.  In any case the second Party shall provide all reasonable cooperation to the first Party in connection with such action or proceeding.  The costs and expenses of all suits brought by a Party under this Section 7.5.2 shall be reimbursed to such Party and to the other Party, if it participates in or provides cooperation with respect to such suit, pro rata, out of any damages or other monetary awards recovered therein in favor of VERTEX or MITSUBISHI.  If any balance remains, the Party taking such actions shall retain such balance.  No settlement or consent judgment or other voluntary final disposition of a suit under this Section 7.5.2 may be entered into without the joint consent of VERTEX and MITSUBISHI (which consent shall not be unreasonably withheld).

7.6            Patent Term Extensions.  The Parties shall cooperate in good faith with each other in gaining patent term extension in the Territory to VERTEX Patents, Joint Patents and MITSUBISHI Patents covering a Compound or Drug Product.  MITSUBISHI and VERTEX shall mutually determine which patents shall be extended.  All filings for such extension shall be made by the Party who owns the patent, and by VERTEX for Joint Patents.

ARTICLE VIII — REPRESENTATIONS AND WARRANTIES

8.1            Representations and Warranties of VERTEX.  As of the Effective Date, VERTEX represents and warrants to MITSUBISHI as follows:

(a)           Authorization.  This Agreement has been duly executed and delivered by VERTEX and constitutes the valid and binding obligation of VERTEX, enforceable against VERTEX in accordance with its terms except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles.  The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of VERTEX, its officers and directors.  The execution, delivery and performance of this Agreement does not breach, violate, contravene or constitute a default under any contracts,

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

arrangements or commitments to which VERTEX is a party or by which it is bound nor does the execution, delivery and performance of this Agreement by VERTEX violate any order, law or regulation of any court, governmental body or administrative or other agency having authority over it.

(b)            No Third-Party Rights.  VERTEX owns or possesses adequate licenses or other rights to use the VERTEX Technology in the Field of Use in the Territory and to grant the licenses and rights herein.

(c)            Third-Party Patents.  Except as disclosed in writing between the Parties, VERTEX is not aware of any issued patents or pending patent applications that, if issued, would be infringed by the development, manufacture, use, import, offer to sell or sale of any Compound, Bulk Drug Substance or Drug Product in the Territory pursuant to this Agreement.

(d)            Chiron Patents.  VERTEX’s research activities that produced the Compounds are covered by a license granted to VERTEX by Chiron Corporation under certain intellectual property with respect to the hepatitis C virus (HCV).  Vertex is not aware of any further license that would be required from Chiron Corporation to permit MITSUBISHI to develop and commercialize the Compounds and the Drug Products pursuant to this Agreement.

8.2           Representations and Warranties of MITSUBISHI.  As of the Effective Date, MITSUBISHI represents and warrants to VERTEX that this Agreement has been duly executed and delivered by MITSUBISHI and constitutes the valid and binding obligation of MITSUBISHI, enforceable against MITSUBISHI in accordance with its terms except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles.  The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of MITSUBISHI, its officers and directors.  The execution, delivery and performance of this Agreement does not breach, violate, contravene or constitute a default under any contracts, arrangements or commitments to which MITSUBISHI is a party or by which it is bound nor does the execution, delivery and performance of this Agreement by MITSUBISHI violate any order, law or regulation of any court, governmental body or administrative or other agency having authority over it.

ARTICLE IX — CONFIDENTIALITY

9.1            Undertaking.  Each Party shall keep confidential, and other than as provided

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

herein, shall not use or disclose, directly or indirectly, any trade secrets, other knowledge, information, documents or materials, owned or Controlled by the other Party, which have been disclosed (in tangible or electronic form or as evidenced by meeting minutes or similar materials) to such Party after the Effective Date and designated confidential by the disclosing Party (any such information, “Confidential Information”).  All VERTEX Know-How and VERTEX Patents shall be deemed Confidential Information of VERTEX; all MITSUBISHI Know-How and MITSUBISHI Patents shall be deemed Confidential Information of MITSUBISHI; and all Joint Know-How and Joint Patents shall be deemed Confidential Information of both Parties.  Neither VERTEX nor MITSUBISHI shall use such Confidential Information of the other Party or jointly owned by the Parties for any purpose, including the filing of patent applications containing such information, without the other Party’s consent (which shall not be unreasonably withheld), other than for conducting the MITSUBISHI Development Activities or VERTEX Development Activities or as otherwise permitted under this Agreement.

9.1.1       Nondisclosure and Nonuse.  Each Party shall take any and all lawful measures to prevent the unauthorized use and disclosure of Confidential Information of the other Party or jointly owned by the Parties, and to prevent unauthorized Persons from obtaining or using such Confidential Information.

9.1.2       Disclosure to Affiliates and Agents.  Each Party will refrain from directly or indirectly taking any action which would constitute or facilitate the unauthorized use or disclosure of Confidential Information of the other Party or jointly owned by the Parties.  Each Party may disclose Confidential Information of the other Party or jointly owned by the Parties to its Affiliates, its and their officers, employees and agents, to authorized licensees and sublicensees and to subcontractors in connection with the development of a Compound or the manufacture of Bulk Drug Substance or a Drug Product, but only to the extent necessary to enable such parties to perform their obligations hereunder or under the applicable license, sublicense or subcontract, as the case may be; provided, that such officers, employees, agents, licensees, sublicensees and subcontractors have entered into appropriate confidentiality agreements for secrecy and non-use of such Confidential Information, which by their terms shall be enforceable by injunctive relief at the request of the disclosing Party.

9.1.3       Liability.  Each Party shall be liable for any unauthorized use and disclosure of Confidential Information of the other Party or jointly owned by the Parties by its Affiliates, its and their officers, employees and agents and any licensees, sublicensees and subcontractors.

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

9.2            Exceptions.  Notwithstanding the foregoing, the provisions of Section 9.1 hereof shall not apply to Confidential Information which the receiving Party can conclusively establish:

(i)            has entered the public domain without such Party’s or its Affiliates’ breach of any obligation owed to the disclosing Party;

(ii)           is permitted to be disclosed by the prior written consent of the disclosing Party;

(iii)          has become known to the receiving Party or any of its Affiliates from a source other than the disclosing Party, other than by breach of an obligation of confidentiality owed to the disclosing Party;

(iv)           is disclosed by the disclosing Party to a Third Party without restrictions on its disclosure;

(v)            is independently developed by the receiving Party or its Affiliates without use of or reference to the Confidential Information, as evidenced by contemporary written records;

(vi)           is required to be disclosed by the receiving Party to seek Regulatory Approval pursuant to this Agreement, provided that the receiving Party takes reasonable and lawful actions to avoid or minimize the degree of such disclosure and to have confidential treatment accorded to any Confidential Information disclosed; or

(vii)         is required to be disclosed by the receiving Party to comply with applicable laws or regulations, or to defend or prosecute litigation, provided that the receiving Party takes reasonable and lawful actions to avoid or minimize the degree of such disclosure, to have confidential treatment accorded to any Confidential Information disclosed and provides prior written notice to the disclosing Party within a time period sufficiently prior to such disclosure to permit the disclosing Party to apply for a protective order or take other appropriate action to restrict disclosure.  The receiving Party shall fully cooperate with the disclosing Party in connection with the disclosing Party’s efforts to obtain any such remedy.

9.3            Publicity.  The Parties will agree upon the timing and content of any initial press release or other public communications relating to this Agreement and the transactions contemplated herein.  Except to the extent already disclosed in that initial press release or other public communication, no public announcement concerning the existence or the terms of this Agreement or concerning the transactions described herein shall be made, either directly or indirectly, by VERTEX or MITSUBISHI, except as may be required by applicable laws,

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

regulations, or judicial order, without first obtaining the approval of the other Party and agreement upon the nature, text, and timing of such announcement, which approval and agreement shall not be unreasonably withheld.

9.4            Survival.  The provisions of this Article IX shall survive the termination of this Agreement and shall extend for a period of five (5) years thereafter.

ARTICLE X — DISPUTE RESOLUTION

10.1          Governing Law and Jurisdiction.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York and of the United States of America, without giving effect to the doctrine of conflict of laws.

10.2          Dispute Resolution Process.

10.2.1     Joint Steering Committee.  Except as otherwise explicitly provided herein, in the event of any controversy or claim arising out of or relating to any provision of this Agreement, or the collaborative effort contemplated hereby, the Parties shall, and either Party may, refer such dispute to the JDC, and failing resolution of the controversy or claim within thirty (30) days after such referral, the matter shall be referred to a joint steering committee (the “Joint Steering Committee”) established by the Parties comprising one (1) representative of each Party, who shall be appointed (and may be replaced at any time) by such Party on notice to the other Party in accordance with this Agreement.  Any matters originating with the JDC on which it is unable to reach consensus within thirty (30) days after the initial discussion thereof shall also be referred to the Joint Steering Committee.  Each Party’s representative to the Joint Steering Committee shall be an executive officer of the respective Party.  The Joint Steering Committee will meet as needed and agreed by the Joint Steering Committee to resolve controversy or claims referred to it by the JDC and to conduct such other activities as the Joint Steering Committee may deem appropriate.  Each member of the Joint Steering Committee shall have one vote in decisions, with decisions made by unanimous vote.  If the Joint Steering Committee is unable to resolve the controversy or claim within thirty (30) days of its referral to it, then those matters with respect to which MITSUBISHI or VERTEX have final decision making authority as described in Section 3.1.3 shall be referred to the applicable Party for decision.  All other matters shall be referred to the Chief Executive Officer of VERTEX and the Chief Executive Officer of MITSUBISHI for resolution pursuant to Section 10.2.2 hereof.

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

10.2.2     Chief Executive Officer Resolution and Arbitration.  Any matter that the Joint Steering Committee is unable to resolve pursuant to Section 10.2.1 that is not subject to resolution pursuant to Section 3.1.3 shall be referred to the Chief Executive Officer of VERTEX and the Chief Executive Officer of MITSUBISHI who shall, as soon as practicable, attempt in good faith to resolve the controversy or claim.  If such controversy or claim is not resolved within [***] of the date of initial referral of the dispute to the JDC or the initial discussion of the disputed matter by the JDC, as applicable, such controversy or claim shall be finally settled by arbitration in accordance with the rules of Conciliation and Arbitration of the International Chamber of Commerce (the “Rules”).  Either Party may initiate such arbitration proceeding.  Such arbitration shall be conducted in Cambridge, Massachusetts if such arbitration is requested by MITSUBISHI, or in Tokyo, Japan if such arbitration is requested by VERTEX, in either case, in English by a tribunal of three independent and impartial arbitrators, one of which will be appointed by each of VERTEX and MITSUBISHI, and the third of which shall have had both training and experience as a mediator of pharmaceutical industry licensing and other general commercial matters.  If the parties to this Agreement cannot agree on the third arbitrator, then the third arbitrator will be selected in accordance with the Rules and the criteria set forth in the preceding sentence.  Any award ordered by the tribunal must be rendered in a writing, which writing must include an explanation of the reasons for such award.  All fees, costs and expenses of the arbitrators, and all other costs and expenses of the arbitration, will be shared equally by the Parties unless the tribunal in the award assesses such costs and expenses against one of the Parties or allocates such costs and expenses other than equally between such Parties.  Pending the award of the arbitration tribunal, the Parties shall continue to perform their respective obligations under this Agreement.  Notwithstanding the foregoing, either Party may, on good cause shown, seek a temporary restraining order and/or a preliminary injunction from a court of competent jurisdiction, to be effective pending the institution of the arbitration process or the deliberation and award of the arbitration tribunal.

ARTICLE XI — TERM AND TERMINATION

11.1          Term.  The term of this Agreement shall extend with respect to a Drug Product in a particular country from the Effective Date until the later of:  (a) the last to expire or be invalidated or abandoned of any VERTEX Patents containing a Valid Patent Claim covering the Drug Product, a Compound included in a Drug Product or a method of making or using the same in that country; or (b) ten (10) years from the date of First Commercial Sale of the Drug

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Product in that country, unless the Agreement is terminated at an earlier date pursuant to Sections 11.2, 11.3 or 11.4 hereof.

11.2          Termination for Cause.  In addition to rights of termination which may be granted to either Party under other provisions of this Agreement, either Party may terminate this Agreement upon sixty (60) days prior written notice to the other Party upon the breach by such other Party of any of its material obligations under this Agreement, provided that such termination shall become effective only if the breaching Party shall fail to remedy or cure the breach, or to initiate steps to remedy the same to the other Party’s reasonable satisfaction, within such sixty (60) day period.

11.3          Termination for Bankruptcy.  If at any time during the term of this Agreement, an Event of Bankruptcy (as defined below) relating to either Party (the “Bankrupt Party”) occurs, the other Party (the “Other Party”) shall have, in addition to all other legal and equitable rights and remedies available hereunder, the option to terminate this Agreement upon thirty (30) days’ prior written notice to the Bankrupt Party.  It is agreed and understood that if the Other Party does not elect to terminate this Agreement upon the occurrence of an Event of Bankruptcy, except as may otherwise be agreed with the trustee or receiver appointed to manage the affairs of the Bankrupt Party, the Other Party shall continue to make all payments required of it under this Agreement as if the Event of Bankruptcy had not occurred, and the Bankrupt Party shall not have the right to terminate any license granted herein.  As used above, the term “Event of Bankruptcy” shall mean (a) dissolution, termination of existence, liquidation or business failure of either Party; (b) the appointment of a custodian or receiver for either Party who has not been terminated or dismissed within ninety (90) days of such appointment; (c) the institution by either Party of any proceeding under national, federal or state bankruptcy, reorganization, receivership or other similar laws affecting the rights of creditors generally or the making by either Party of a composition or any assignment or trust mortgage for the benefit of creditors or under any national, federal or state bankruptcy, reorganization, receivership or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within ninety (90) days of filing.

11.4          Termination by MITSUBISHI.  MITSUBISHI may terminate this Agreement at any time upon sixty (60) days’ prior written notice to VERTEX.  MITSUBISHI’s obligation of sharing the Core Development Costs incurred by or on behalf of VERTEX or a VERTEX Licensee pursuant to Section 3.3 shall not apply to any non-clinical or clinical studies which Start after the date of such notice and [***]  In the event of such termination, MITSUBISHI, at

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

the request of VERTEX, shall assign or otherwise transfer to VERTEX all INDs, Regulatory Approvals, or applications therefor, with respect to a Compound or Drug Product, and VERTEX shall have an irrevocable, worldwide, fully paid-up nonexclusive license, with the right to sublicense, under the MITSUBISHI Technology to develop, manufacture, have manufactured, use, sell, have sold, offer to sell and import Bulk Drug Substance, Compound and Drug Product.  In addition, at the request of VERTEX, MITSUBISHI shall assign to VERTEX free of charge all of its or its Affiliates’ right, title and interest in and to any trademarks used for a Drug Product in the Territory, and shall execute, or cause its Affiliates to execute, such documents of transfer or assignment and perform, or cause its Affiliates to perform, such acts as may be reasonably necessary to transfer ownership of such trademarks to VERTEX and to enable VERTEX to continue to maintain such trademarks at VERTEX’s expense.

11.5          Effect of Termination.  If this Agreement is not terminated at an earlier date, then upon its expiration in accordance with Section 11.1 hereof in a given country MITSUBISHI shall have an irrevocable, fully paid-up nonexclusive license, with the right to sublicense, in such country under the VERTEX Know-How to develop, manufacture, have manufactured, use, sell, have sold, offer to sell and import the Bulk Drug Substance, Compound and Drug Product.  If this Agreement is not terminated at an earlier date, then upon its expiration in accordance with Section 11.1 hereof in all countries in the Territory, MITSUBISHI shall have an irrevocable, fully paid-up nonexclusive license, with the right to sublicense, in the Territory under the VERTEX Know-How to develop, manufacture, have manufactured, use, sell, have sold, offer to sell and import the Bulk Drug Substance, Compound and Drug Product.  If this Agreement is not terminated at an earlier date, then upon its expiration in accordance with Section 11.1 hereof, VERTEX shall have an irrevocable, worldwide fully paid-up nonexclusive license, with the right to sublicense, under the MITSUBISHI Know-How to develop, manufacture, have manufactured, use, sell, have sold, offer to sell and import the Bulk Drug Substance, Compound and Drug Product.  Upon any termination of this Agreement pursuant to Sections 11.2 or 11.3 hereof, MITSUBISHI shall have the right to sell its inventory of Drug Product for a period of six (6) months from the date of termination provided MITSUBISHI complies with the provisions of Sections 6.5 through 6.7 hereof.  If the license granted to MITSUBISHI under Section 2.1 hereof is terminated for any reason, at VERTEX’s election, following good faith discussion with such sublicensee, any of MITSUBISHI’s sublicensees at such time (other than an Affiliate of MITSUBISHI) shall continue to have the rights and license set forth in their sublicense agreements; provided, however, that such sublicensee agrees in writing that

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

VERTEX is entitled to enforce all relevant terms and conditions of such sublicense agreement directly against such sublicensee.  Termination of this Agreement for any reason, or expiration of this Agreement, will not affect: (i) obligations, including the obligation for payment of any supply payments or royalties, which have accrued as of the date of termination or expiration, and (ii) rights and obligations which, from the context thereof, are intended to survive termination or expiration of this Agreement including obligations pursuant to Articles VI, VII, IX, X, XI, XII and XIII, to the extent applicable.  Any right to terminate this Agreement shall be in addition to and not in lieu of all other rights or remedies that the Party giving notice of termination may have at law or in equity or otherwise.

ARTICLE XII — INDEMNIFICATION

12.1          Indemnification by VERTEX.  VERTEX shall indemnify and hold MITSUBISHI,  its Affiliates, and their employees, officers, directors and agents harmless from and against any loss, damage, action, suit, claim, demand, liability, judgment, cost or expense (a “Loss”), that may be brought, instituted or arise against or be incurred by such Persons to the extent such Loss is based on or arises out of:

(a)           the development, manufacture, use, sale, importation, offer to sell, storage or handling of Bulk Drug Substance, a Compound or a Drug Product by VERTEX,  its Affiliates, the VERTEX Licensees or their representatives, agents, sublicensees or subcontractors under this Agreement, or any actual or alleged violation of law resulting therefrom (with the exception of Losses based on infringement or misappropriation of intellectual property rights); or

(b)            the breach by VERTEX of any of its covenants, representations or warranties set forth in this Agreement;

provided, however, that the foregoing indemnification and hold harmless obligation shall not apply to any Loss to the extent such Loss is caused by the negligent or willful misconduct of MITSUBISHI, its Affiliates, or their employees, officers, directors, agents, representatives, licensees, sublicensees or subcontractors.

12.2          Indemnification by MITSUBISHI.  MITSUBISHI shall indemnify and hold VERTEX, [***], their Affiliates, and their and their Affiliates’ employees, officers, directors and agents, harmless from and against any Loss that may be brought, instituted or arise against or be incurred by such Persons to the extent such Loss is based on or arises out of:

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(a)           the development, manufacture, use, sale, importation, offer to sell, storage or handling of Bulk Drug Substance, a Compound or a Drug Product by MITSUBISHI, its Affiliates or their representatives, agents, licensees, sublicensees or subcontractors under this Agreement, or any actual or alleged violation of law resulting therefrom (with the exception of Losses based on infringement or misappropriation of intellectual property rights); or

(b)            the breach by MITSUBISHI of any of its covenants, representations or warranties set forth in this Agreement;

provided, however, that the foregoing indemnification and hold harmless obligation shall not apply to any Loss to the extent such Loss is caused by the negligent or willful misconduct of VERTEX, its Affiliates the VERTEX Licensees or their employees, officers, directors, agents, representatives, sublicensees or subcontractors; and provided further, however, that [***].

12.3          Claims Procedures.  Each Party entitled to be indemnified by the other Party (an “Indemnified Party”) pursuant to Section 12.1 or 12.2 hereof shall give notice to the other Party (an “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any threatened or asserted claim or demand as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or demand or any litigation resulting therefrom; provided that:

(a)            Counsel for the Indemnifying Party, who shall conduct the defense of such claim, demand or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld) and the Indemnified Party may participate in such defense at such Party’s expense (unless (i) the employment of counsel by such Indemnified Party has been authorized by the Indemnifying Party; or (ii) the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in the defense of such action, in each of which cases the Indemnifying Party shall pay the reasonable fees and expenses of one law firm serving as counsel for all Indemnified Parties, which law firm shall be subject to approval, not to be unreasonably withheld, by the Indemnifying Party);

(b)            The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement to the extent that the failure to give notice did not result in harm to the Indemnifying Party;

(c)           No Indemnifying Party, in the defense of any such claim. demand or litigation, shall, except with the approval of each Indemnified Party which approval shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement which (i)

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

would result in injunctive or other relief being imposed against the Indemnified Party; or (ii) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.  The Indemnified Party shall have no right to settle or compromise any such claim, demand or litigation without the Indemnifying Party’s prior written consent; and

(d)           Each Indemnified Party shall furnish such information and assistance regarding itself or the claim or demand in question as an Indemnifying Party may reasonably request in writing and shall be reasonably required in connection with the defense of such claim, demand or litigation resulting therefrom.

12.4          Limitation of Liability.  Except with respect to Third-Party actions, suits, claims or demands subject to indemnification pursuant to Sections 12.1 and 12.2 above, neither Party shall be liable to the other for indirect, incidental, special, punitive, exemplary or consequential damages arising out of or resulting from this Agreement.

12.5          Insurance.  Each Party shall maintain and keep in force for the term of this Agreement insurance that shall be adequate to cover its indemnification obligations hereunder and that is commensurate with the insurance that such Party maintains with respect to other comparable pharmaceutical or biotechnology products it is developing and/or commercializing.  It is understood that such insurance shall not be construed to limit a Party’s liability with respect to such indemnification obligations.  Such insurance shall be placed with a first class insurance carrier with at least a BBB rating by Standard & Poor.

ARTICLE XIII— MISCELLANEOUS PROVISIONS

13.1          Waiver.  No provision of the Agreement may be waived except in writing by both Parties hereto.  No failure or delay by either Party hereto in exercising any right or remedy hereunder or under applicable law will operate as a waiver thereof, or a waiver of that or any other right or remedy on any subsequent occasion.

13.2          Force Majeure.  Neither Party will be in breach hereof by reason of its delay in the performance of or failure to perform any of its obligations hereunder, if that delay or failure is caused by fire, floods, embargoes, war, terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, sabotage, acts of God, omissions or delays in acting by any governmental authority, acts of a government or agency thereof or judicial orders or decrees, or any similar cause beyond its control and without its fault or negligence; provided,

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

however, the Party claiming force majeure shall promptly notify the other Party of the existence of such force majeure, shall use its best efforts to avoid or remedy such force majeure and shall continue performance hereunder with the utmost dispatch whenever such force majeure is avoided or remedied.

13.3          Registration of License.  MITSUBISHI may, at its expense, register the license granted under this Agreement in any country where the use, sale, importation, offer to sell or manufacture of a Drug Product in such country would be covered by a Valid Patent Claim.  Upon request by MITSUBISHI, VERTEX agrees promptly to execute any “short form” licenses submitted to it by MITSUBISHI in order to effect the foregoing registration in such country, but such licenses shall in no way alter or affect the obligations of the Parties hereunder.

13.4          Severability.  Should one or more provisions of this Agreement be or become invalid, then the Parties hereto shall attempt to agree upon valid provisions in substitution for the invalid provisions, which in their economic effect come so close to the invalid provisions that it can be reasonably assumed that the Parties would have accepted this Agreement with those new provisions.  If the Parties are unable to agree on such valid provisions, the invalidity of such one or more provisions of this Agreement shall nevertheless not affect the validity of the Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it may be reasonably presumed that the Parties would not have entered into this Agreement without the invalid provisions.

13.5          Government Acts.  In the event that any act, regulation, directive, or law of a country or its government, including its departments, agencies or courts, should make impossible or prohibit, restrain, modify or limit any material act or obligation of MITSUBISHI or VERTEX under this Agreement, the Party, if any, not so affected, shall have the right, at its option, to suspend or terminate this Agreement as to such country, if good faith negotiations between the Parties to make such modifications therein as may be necessary to fairly address the impact thereof are not successful after a reasonable period of time in producing mutually acceptable modifications to this Agreement.

13.6          Government Approvals.  Each Party will obtain any government approval required in its country of domicile, or under any treaties or international agreements to which its country of domicile is a signatory, to enable this Agreement to become effective, or to enable any payment hereunder to be made, or any other obligation hereunder to be observed or performed.  Each Party will keep the other informed of progress in obtaining any such government approval, and will cooperate with the other Party in any such efforts.

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

13.7          Assignment; Successors and Assigns.  This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement, without the consent of the other Party, (i) to any of its Affiliates, if the assigning Party guarantees the full performance of its Affiliates’ obligations hereunder, or (ii) in connection with the transfer or sale of all or substantially all of its assets or business or the assets and business to which this Agreement relates or in the event of its merger or consolidation with another company.  To the extent any rights and/or obligations of a Party are held by an Affiliate of such Party then any business transaction, change in control of a majority of the voting power or other event that, in each case, causes such Affiliate to cease to be an Affiliate of the Party, shall be deemed an assignment of the rights and/or obligations held by such former Affiliate and require prior written consent of the other Party.  Any purported assignment in contravention of this Section 13.7 shall, at the option of the nonassigning Party, be null and void and of no effect.  No assignment shall release either Party from responsibility for the performance of any of its accrued obligations hereunder.  This Agreement shall be binding upon and enforceable against the successor to or any permitted assignee of either of the Parties hereto.

13.8          Export Controls.  This Agreement is made subject to any restrictions concerning the export of materials and technology from the United States which may be imposed upon either Party to this Agreement from time to time by the United States Government.  In the event any such restrictions are imposed after the Effective Date and thereby render any provisions of this Agreement invalid or unenforceable, the provisions of Section 13.4 of this Agreement shall be applicable to those provisions.  MITSUBISHI will not export, directly or indirectly, any VERTEX Technology or any Bulk Drug Substance, Compounds or Drug Products utilizing such technology to any countries for which the United States Government or any agency thereof at the time of such export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other applicable agency of the United States Government in accordance with the applicable statute or regulation.

13.9          Affiliates.  Each Party may perform its obligations hereunder personally or through one or more Affiliates, although each Party shall nonetheless be solely responsible for the performance of its Affiliates.  Neither Party shall permit any of its Affiliates to commit any act (including any act of omission) which such Party is prohibited hereunder from committing directly.

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

13.10       Counterparts.  This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall constitute the same agreement.

13.11       No Agency.  Nothing herein contained shall be deemed to create an agency, joint venture, amalgamation, partnership or similar relationship between MITSUBISHI and VERTEX.  Notwithstanding any of the provisions of this Agreement, neither Party shall at any time enter into, incur, or hold itself out to Third Parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever, and all contracts, expenses and liabilities in connection with or relating to the obligations of each Party under this Agreement shall be made, undertaken, incurred or paid exclusively by that Party on its own behalf, and not as an agent or representative of the other Party.

13.12       Notice.  All communications between the Parties with respect to any of the provisions of this Agreement will be sent to the addresses set out below, or to other addresses as designated by one Party to the other by notice pursuant hereto, by air courier (which shall be deemed received by the other Party on the second (2nd) business day following deposit with the air courier company), or by facsimile transmission, or other electronic means of communication (which shall be deemed received when transmitted), with confirmation by air courier, sent by the close of business on or before the next following business day:

If to MITSUBISHI, at:

Mitsubishi Pharma Corporation

6-9, Hiranomachi 2 Chome, Chuo-ku

Osaka 541-0046, Japan

Fax:  81-6-6227-4702

Attention:  General Manager of Corporate Licensing Department

If to VERTEX, at:

Vertex Pharmaceutical Incorporated

130 Waverly Street

Cambridge, MA U.S.A. 02139-4211

Fax:  617-444-7117

Attention:  General Counsel

13.13       Headings.  The article, section and paragraph headings are for convenience of reference only and will not be deemed to affect in any way the language of the provisions to which they refer.

13.14       Entire Agreement.  This Agreement, including the Schedules appended hereto,

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

contains the entire understanding of the Parties relating to the matters referred to herein and may only be amended by a written document referencing this Agreement, duly executed on behalf of the respective Parties.

13.15       Rules of Construction.  The use in this Agreement of the terms “include” or “including” means “include, without limitation” or “including, without limitation,” respectively.

[Signature Page Follows]

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their duly authorized representatives as of the day and year first above written.

VERTEX PHARMACEUTICALS INCORPORATED

By:	/s/ Joshua S. Boger
Name:	Joshua S. Boger, Ph.D.
Title:	Chairman and Chief Executive Officer

Witness

By:	/s/ Vicki L. Sato
Name:	Vicki L. Sato, Ph.D.
Title:	President

MITSUBISHI PHARMA CORPORATION

By:	/s/ Teruo Kobori
Name:	Teruo Kobori
Title:	President & Chief Executive Officer

Witness

By:	/s/ Akihiro Tobe
Name:	Akihiro Tobe, Ph.D.
Title:	Managing Executive Officer, Division Manager, Strategic Planning Division

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Schedule 1.33

MITSUBISHI Patents

None as of the Effective Date.

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Schedule 1.49

Territory

[***]

Japan

[***]

People’s Republic of China

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Schedule 1.56

VERTEX Patents

DOCKET NO	SERIAL NO	PATENT NO	TITLE	COUNTRY	STATUS	FILED	ISSUED

VPI/00-131 CN	01815055.1		PEPTIDOMIMETIC PROTEASE INHIBITORS	CHINA	PENDING	8/31/01

VPI/00-131 EA	200300318		PEPTIDOMIMETIC PROTEASE INHIBITORS	EURASIA	PENDING	8/31/01

VPI/00-131 HK	Awaiting confirmation		PEPTIDOMIMETIC PROTEASE INHIBITORS	HONG KONG	PENIDNG	Awaiting confirmation

VPI/00-131 ID	W-00 200300420		PEPTIDOMIMETIC PROTEASE INHIBITORS	INDONESIA	PENDING	8/31/01

VPI/00-131 JP	2002-523884		PEPTIDOMIMETIC PROTEASE INHIBITORS	JAPAN	PENDING	8/31/01

VPI/00-131 KR	10-2003-700-2880		PEPTIDOMIMETIC PROTEASE INHIBITORS	SOUTH KOREA	PENDING	8/31/01

VPI/00-131 MY	PI20014137		PEPTIDOMIMETIC PROTEASE INHIBITORS	MALAYSIA	PENDING	9/3/01

VPI/00-131 PH	1-2003-500074		PEPTIDOMIMETIC PROTEASE INHIBITORS	PHILIPPINES	PENDING	8/31/01

VPI/00-131 SG	200300451-2		PEPTIDOMIMETIC PROTEASE INHIBITORS	SINGAPORE	PENDING	8/31/01

VPI/00-131 TH	068019		PEPTIDOMIMETIC PROTEASE INHIBITORS	THAILAND	PENDING	8/30/01

VPI/00-131 TW	90121629		PEPTIDOMIMETIC PROTEASE INHIBITORS	TAIWAN	PENDING	8/31/01

VPI/00-131 VN	1-2003-00183		PEPTIDOMIMETIC PROTEASE INHIBITORS	VIET NAM	PENDING	8/31/01

VPI/96-11 CN	97180151.7		INHIBITORS OF SERINE PROTEASES, PARTICULARLY HEPATITIS C VIRUS NS3 PROTEASE	CHINA	ALLOWED	10/17/1997

VPI/96-11 EA	199900388	001915	INHIBITORS OF SERINE PROTEASES, PARTICULARLY HEPATITIS C VIRUS NS3 PROTEASE	EURASIAN PATENT OFFICE	ISSUED	10/17/1997	10/22/01

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Schedule 1.59

VX-905

[***]

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Schedule 1.60

VX-950